EXHIBIT 99.2

Report of Independent Auditors

To the Board of Directors and Stockholders of

FleetBoston Financial Corporation:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, of changes in stockholders’ equity and of cash flows present fairly, in all material respects, the financial position of FleetBoston Financial Corporation and its subsidiaries at December 31, 2003 and 2002, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Corporation’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 1 to the consolidated financial statements, on January 1, 2002 the Corporation adopted Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets and No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets.

/s/    PRICEWATERHOUSECOOPERS LLP

Boston, Massachusetts

January 15, 2004 (except for the legal matters described in Note 10, for which the date is February 24, 2004)

FLEETBOSTON FINANCIAL CORPORATION

Consolidated Statements of Income

Year ended December 31	2003	2002	2001
Dollars in millions, except per share amounts

Interest income:
Interest and fees on loans and leases	$7,461	$8,168	$10,876
Interest on securities and trading assets	1,339	1,471	1,813
Other	420	463	915

Total interest income	9,220	10,102	13,604

Interest expense:
Deposits of domestic offices	1,023	1,438	2,501
Deposits of international offices	360	634	1,000
Short-term borrowings	388	417	1,044
Long-term debt	1,010	1,148	1,623
Other	43	45	149

Total interest expense	2,824	3,682	6,317

Net interest income	6,396	6,420	7,287

Provision for credit losses	1,025	2,760	2,324

Net interest income after provision for credit losses	5,371	3,660	4,963

Noninterest income:
Banking fees and commissions	1,562	1,533	1,577
Investment services revenue	1,517	1,559	1,349
Capital markets-related revenue	665	462	(148)
Credit card revenue	628	785	757
Gains from merger-related branch divestitures	—	—	430
Other	719	697	590

Total noninterest income	5,091	5,036	4,555

Noninterest expense:
Employee compensation and benefits	3,398	3,255	3,626
Occupancy and equipment	963	982	1,040
Marketing and public relations	214	225	233
Legal and other professional	156	175	216
Intangible asset amortization	79	93	381
Merger- and restructuring-related charges	—	71	549
Loss on sale of mortgage banking business	—	—	428
Other	1,691	1,603	1,504

Total noninterest expense	6,501	6,404	7,977

Income from continuing operations before income taxes	3,961	2,292	1,541
Applicable income tax expense	1,406	768	573

Income from continuing operations	2,555	1,524	968

Discontinued operations:
Income/(loss) from discontinued operations (including aggregate net pre-tax gain/(loss) on disposal of $117 million in 2003 and $(415) million in 2002)	96	(476)	(47)
Applicable income tax expense/(benefit)	53	(140)	(10)

Net income	$2,598	$1,188	$931

Basic weighted average common shares outstanding (in millions)	1,048.7	1,045.3	1,074.2
Diluted weighted average common shares outstanding (in millions)	1,054.1	1,048.7	1,083.7
Income from continuing operations applicable to common shares	$2,537	$1,506	$941
Basic earnings per share – continuing operations	2.42	1.44	.88
Diluted earnings per share – continuing operations	2.41	1.44	.87

Net income applicable to common shares	$2,580	$1,170	$904
Basic earnings per share – net income	2.46	1.12	.84
Diluted earnings per share – net income	2.45	1.12	.83

See	accompanying Notes to Consolidated Financial Statements.

FLEETBOSTON FINANCIAL CORPORATION

Consolidated Balance Sheets

December 31	2003	2002
Dollars in millions, except share and per share amounts

Assets
Cash and cash equivalents	$10,233	$11,574
Federal funds sold and securities purchased under agreements to resell	3,910	2,418
Trading assets	3,928	4,486
Securities (including pledges of $10,959 in 2003 and $13,834 in 2002)	31,370	30,425
Loans and leases	128,949	120,380
Reserve for credit losses	(3,074)	(3,864)

Net loans and leases	125,875	116,516

Due from brokers/dealers	5,437	4,331
Premises and equipment, net	2,372	2,562
Goodwill	4,273	4,328
Intangible assets	298	350
Assets of discontinued operations	155	654
Other assets	12,384	12,809

Total assets	$200,235	$190,453

Liabilities
Deposits:
Domestic:
Noninterest bearing	$35,933	$32,412
Interest bearing	89,306	82,281
International:
Noninterest bearing	2,320	1,658
Interest bearing	10,205	9,463

Total deposits	137,764	125,814

Federal funds purchased and securities sold under agreements to repurchase	5,822	7,360
Other short-term borrowings	5,356	3,950
Trading liabilities	1,952	3,224
Due to brokers/dealers	5,476	4,297
Long-term debt	17,557	20,581
Liabilities of discontinued operations	118	548
Accrued expenses and other liabilities	7,910	7,846

Total liabilities	181,955	173,620

Commitments and contingencies (Note 10)
Stockholders’ equity
Preferred stock, $1.00 par value (16 million shares authorized, 1.1 million shares issued and outstanding in 2003 and 2002)	271	271
Common stock, par value $.01 (2 billion shares authorized, 1,086.7 million shares issued in 2003 and 2002)	11	11
Common surplus	4,021	4,011
Retained earnings	14,876	13,748
Accumulated other comprehensive income:
Net unrealized gain on securities available for sale, net of tax	165	218
Net unrealized gain on derivative instruments, net of tax	310	360
Minimum pension liability, net of tax	(50)	(36)
Cumulative translation adjustments, net of tax	(375)	(367)
Treasury stock, at cost (23.6 million shares in 2003 and 36.9 million shares in 2002)	(949)	(1,383)

Total stockholders’ equity	18,280	16,833

Total liabilities and stockholders’ equity	$200,235	$190,453

See	accompanying Notes to Consolidated Financial Statements.

FLEETBOSTON FINANCIAL CORPORATION

Consolidated Statements of Changes in Stockholders’ Equity

Dollars in millions, except per share amounts	Preferred Stock	Common Stock	Common Surplus	Retained Earnings	Accumulated Other Comprehensive Income	Treasury Stock	Total

Balance at December 31, 2000	$566	$11	$4,814	$14,561	$40	$(631)	$19,361
Net income	—	—	—	931	—	—	931
Other comprehensive income, net of taxes:
Net unrealized securities losses arising during the period, net of taxes of $56	—	—	—	—	(108)	—	—
Reclassification adjustment for net losses included in net income, net of taxes of $134	—	—	—	—	208	—	—
Change in translation adjustment, net of taxes of $1	—	—	—	—	(2)	—	—
Change in derivative instruments:
Cumulative effect of adopting SFAS No. 133, net of taxes of $141	—	—	—	—	204	—	—
Changes in fair values of derivatives, net of taxes of $236	—	—	—	—	355	—	—
Net losses reclassified to statement of income, net of taxes of $48	—	—	—	—	77	—	—

Other comprehensive income	—	—	—	—	734	—	734

Total comprehensive income	—	—	—	—	—	—	1,665
Cash dividends declared on common stock ($1.34 per share)	—	—	—	(1,440)	—	—	(1,440)
Cash dividends declared on preferred stock	—	—	—	(27)	—	—	(27)
Common stock issued in connection with dividend reinvestment and employee benefit plans (11.9 million net shares)	—	—	179	53	—	132	364
Exercise of common stock warrants (3.5 million shares)	—	—	77	—	—	—	77
Redemption and repurchase of preferred stock	(295)	—	—	—	—	—	(295)
Treasury stock purchased (57.1 million shares)	—	—	33	—	—	(2,114)	(2,081)
Retirement of treasury stock	—	—	(1,033)	—	—	1,033	—
Other, net	—	—	(15)	—	—	(1)	(16)

Balance at December 31, 2001	$271	$11	$4,055	$14,078	$774	$(1,581)	$17,608

Net income	—	—	—	1,188	—	—	1,188
Other comprehensive loss, net of taxes:
Net unrealized securities gains arising during the period, net of taxes of $230	—	—	—	—	324	—	—
Reclassification adjustment for net gains included in net income, net of taxes of $143	—	—	—	—	(247)	—	—
Change in translation adjustment, net of taxes of $251	—	—	—	—	(364)	—	—
Change in derivative instruments:
Changes in fair values of derivatives, net of taxes of $13	—	—	—	—	(46)	—	—
Net gains reclassified to statement of income, net of taxes of $158	—	—	—	—	(230)	—	—
Adjustment of minimum pension liability, net of taxes of $26	—	—	—	—	(36)	—	—

Other comprehensive loss	—	—	—	—	(599)	—	(599)

Total comprehensive income	—	—	—	—	—	—	589
Cash dividends declared on common stock ($1.40 per share)	—	—	—	(1,467)	—	—	(1,467)
Cash dividends declared on preferred stock	—	—	—	(18)	—	—	(18)
Common stock issued in connection with dividend reinvestment and employee benefit plans (6 million net shares)	—	—	(18)	(33)	—	166	115
Other, net	—	—	(26)	—	—	32	6

Balance at December 31, 2002	$271	$11	$4,011	$13,748	$175	$(1,383)	$16,833

Net income	—	—	—	2,598	—	—	2,598
Other comprehensive loss, net of taxes:
Net unrealized securities gains arising during the period, net of taxes of $11	—	—	—	—	21	—	—
Reclassification adjustment for net gains included in net income, net of taxes of $49	—	—	—	—	(74)	—	—
Change in translation adjustment, net of taxes of $6	—	—	—	—	(8)	—	—
Change in derivative instruments:
Changes in fair values of derivatives, net of taxes of $80	—	—	—	—	141	—	—
Net gains reclassified to statement of income, net of taxes of $134	—	—	—	—	(191)	—	—
Adjustment of minimum pension liability, net of taxes of $9	—	—	—	—	(14)	—	—

Other comprehensive loss	—	—	—	—	(125)	—	(125)

Total comprehensive income	—	—	—	—	—	—	2,473
Cash dividends declared on common stock ($1.40 per share)	—	—	—	(1,476)	—	—	(1,476)
Cash dividends declared on preferred stock	—	—	—	(18)	—	—	(18)
Common stock issued in connection with dividend reinvestment and employee benefit plans (13.3 million net shares)	—	—	(5)	24	—	434	453
Other, net	—	—	15	—	—	—	15

Balance at December 31, 2003	$271	$11	$4,021	$14,876	$50	$(949)	$18,280

See accompanying Notes to Consolidated Financial Statements.

FLEETBOSTON FINANCIAL CORPORATION

Consolidated Statements of Cash Flows

Year ended December 31
In millions	2003	2002	2001

Cash Flows from Operating Activities
Net income	$2,598	$1,188	$931
Income/(loss) from discontinued operations	43	(336)	(37)

Net income from continuing operations	2,555	1,524	968
Adjustments for noncash items:
Depreciation and amortization of premises and equipment	467	459	454
Stock-based compensation expense	71	56	35
Amortization of mortgage servicing rights	—	—	122
Amortization of intangible assets	79	93	381
Provision for credit losses	1,025	2,760	2,324
Charges related to leasing joint venture exposure	50	18	—
Deferred income tax expense/(benefit)	759	(15)	(829)
Securities (gains)/losses	(128)	(6)	275
Charges related to Argentine operations	100	—	200
Gain from sale of equity investment	(64)	—	(146)
Gains from merger-related branch divestitures	—	—	(430)
Writedowns of principal investing investments	182	346	1,003
Loss on sale of mortgage banking business	—	—	428
Merger- and restructuring-related charges	—	71	549
Net decrease/(increase) in mortgages held for sale	353	(64)	(2,889)
Net decrease/(increase) in trading assets	664	138	(210)
Net (decrease)/increase in trading liabilities	(1,272)	1,088	(402)
Net (increase)/decrease in due from brokers/dealers	(1,106)	622	(2,016)
Net decrease in accrued receivables	208	374	1,417
Net increase/(decrease) in due to brokers/dealers	1,179	(475)	651
Net decrease in accrued liabilities	(807)	(690)	(348)
Other, net	303	(477)	1,291

Net cash flow provided by operating activities	4,618	5,822	2,828

Cash Flows from Investing Activities
Net (increase)/decrease in federal funds sold and securities purchased under agreements to resell	(1,492)	4,025	(4,895)
Purchases of securities available for sale	(24,144)	(33,495)	(23,918)
Proceeds from sales of securities available for sale	9,602	21,036	24,182
Proceeds from maturities of securities available for sale	14,764	9,031	7,186
Purchases of securities held to maturity	(757)	(834)	(885)
Proceeds from maturities of securities held to maturity	807	886	899
Proceeds from new securitizations and sales of loan portfolios by banking subsidiary	4,362	5,490	4,931
Purchases of residential mortgage loans	(17,559)	(5,106)	—
Net cash and cash equivalents paid for business combinations and other acquisitions	(589)	—	(970)
Net decrease in loans and leases	3,984	230	441
Net cash received in conjunction with branch divestitures and sales of businesses	334	—	6,790
Purchases of premises and equipment	(247)	(413)	(645)
Net sales of mortgage servicing rights	—	—	10

Net cash flow (used in)/provided by investing activities	(10,935)	850	13,126

Cash Flows from Financing Activities
Net increase in deposits	11,950	644	1,564
Net decrease in short-term borrowings	(2,168)	(2,746)	(7,218)
Proceeds from issuance of long-term debt	1,436	1,706	3,511
Repayments and maturities of long-term debt	(5,270)	(7,174)	(9,673)
Proceeds from issuance of common stock and exercise of warrants	407	78	422
Repurchase of common stock	—	—	(2,081)
Redemption and repurchase of preferred stock	—	—	(295)
Cash dividends paid	(1,503)	(1,482)	(1,463)

Net cash flow provided by/(used in) financing activities	4,852	(8,974)	(15,233)

Change in net assets of discontinued operations	70	1,935	(61)

Effect of foreign currency translation on cash	54	(221)	(69)

Net (decrease)/increase in cash and cash equivalents	(1,341)	(588)	591

Cash and cash equivalents at beginning of year	11,574	12,162	11,571

Cash and cash equivalents at end of year	$10,233	$11,574	$12,162

Supplemental Disclosures
Cash paid for:
Interest	$2,856	$4,122	$6,360
Income taxes, net of refund	669	485	1,106

Assets acquired and liabilities assumed in business combinations and other acquisitions:
Assets acquired, net of cash and cash equivalents received	$1,446	—	$1,193
Net cash and cash equivalents paid	(589)	—	(970)
Liabilities assumed	857	—	223

Consolidation of conduit:
Assets	$2,061	—	—
Liabilities	2,061	—	—

Divestitures:
Assets sold	—	—	$8,410
Net cash received	—	—	6,790
Liabilities sold	—	—	1,768

Argentine devaluation:
Loans	—	$2,525	—
Deposits	—	2,560	—

See accompanying Notes to Consolidated Financial Statements.

FLEETBOSTON FINANCIAL CORPORATION

Notes to Consolidated Financial Statements

Note 1.    Summary of Significant Accounting Policies

The accounting and financial reporting policies of FleetBoston Financial Corporation conform to accounting principles generally accepted in the United States of America, or “GAAP,” including prevailing practices within the financial services industry. Unless otherwise indicated or unless the context requires otherwise, all references in these notes to consolidated financial statements to “FleetBoston,” “we,” “us,” “our” or similar references mean FleetBoston Financial Corporation. We are a diversified financial services company headquartered in Boston, Massachusetts, and are organized and managed along five lines of business, which include Personal Financial Services; Regional Commercial Financial Services and Investment Management; National Commercial Financial Services; International Banking and Capital Markets.

The preparation of consolidated financial statements requires management to make estimates and assumptions in the application of certain of its accounting policies that materially affect the reported amounts of assets, liabilities, revenues and expenses. As a result of unanticipated events or circumstances, actual results could differ from those estimates. The following is a summary of our significant accounting policies.

Basis of Presentation.    Our consolidated financial statements include the accounts of FleetBoston and its majority-owned subsidiaries, including its principal banking subsidiary, Fleet National Bank, or “FNB,” as well as special purpose entities which are considered to be variable interest entities and for which we are the primary beneficiary. All material intercompany transactions and balances have been eliminated. Certain prior year amounts have been reclassified to conform to current year presentation. Information provided in these notes to consolidated financial statements reflects continuing operations, unless otherwise noted.

Investments in unconsolidated subsidiaries are generally accounted for using the equity method of accounting if we have the ability to exercise significant influence over the operations of the investee and we hold more than 20% of the investee’s voting common stock or, in the case of partnerships, more than 3% to 5% of partners’ equity. Investments not meeting the criteria for equity method accounting are accounted for using the cost method of accounting. Investments in unconsolidated subsidiaries are included in other assets, and our share of income or loss is recorded in other noninterest income.

On January 1, 2002, we adopted Statement of Financial Accounting Standards, or “SFAS,” No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” Accordingly, we have separately presented the impact of the disposition of Robertson Stephens; AFSA Data Corporation, or “AFSA;” our fixed income business in Asia; and Fleet Trading as discontinued operations in the accompanying consolidated financial statements.

Foreign Currency Translation.    We translate the financial statements of our foreign operations into U.S. dollars. A functional currency is designated for each foreign unit, based on our annual assessment of the economic and operating environment of the country in which the unit operates, as well as the nature of the unit’s operations.

Where the functional currency is not the U.S. dollar, all monetary and nonmonetary assets and liabilities are translated into U.S. dollars at period-end exchange rates, while income and expenses are translated using average rates for the period. The resulting translation adjustments and any related hedge gains and losses are recorded, net of tax, in other comprehensive income, a component of stockholders’ equity.

For foreign units where the functional currency is the U.S. dollar, all monetary assets and liabilities are translated into U.S. dollars at period-end exchange rates. Nonmonetary assets and liabilities are translated at the rate in effect at the date of acquisition. Income and expenses are translated using average rates for the period. The resulting translation adjustments and related hedge gains and losses for these units are recognized currently in foreign exchange revenue, a component of capital markets-related revenue.

Cash and Cash Equivalents.    For purposes of the consolidated statement of cash flows, cash and cash equivalents are defined to include cash, due from banks and interest-bearing deposits. Foreign currency cash flows are converted to U.S. dollars using average rates for the period. Cash and cash equivalents at December 31, 2003 and 2002 included interest-bearing deposits of $2.8 billion and $3.8 billion, respectively.

Securities Purchased Under Agreements to Resell and Securities Sold Under Agreements to Repurchase. Securities purchased under resale agreements and securities sold under repurchase agreements are treated as collateralized financing transactions and are carried in the consolidated balance sheet at the amounts at which the securities will be subsequently resold or repurchased, plus accrued interest. Our policy is to take possession of securities purchased under agreements to resell. The fair value of securities is monitored, and additional collateral may be obtained when considered appropriate to protect us against credit exposure. Where appropriate, resale and repurchase agreements with the same counterparty are reported on a net basis.

Trading Assets and Liabilities.    Trading assets include securities held in anticipation of short-term market movements and for resale to customers. Trading liabilities include obligations to deliver securities not yet purchased. Trading assets and liabilities also include derivative financial instruments, primarily interest rate derivatives, including futures and forwards, interest rate swaps and interest rate options, and credit default swaps, as well as foreign exchange products.

Trading assets are carried at fair value. Trading securities and derivative financial instruments are valued using quoted market prices, when available. If quoted market prices are not available, the fair value is estimated by using pricing models, quoted prices of instruments with similar characteristics or discounted cash flows. Realized and unrealized gains and losses are recorded in trading profits and commissions, a component of capital markets-related revenue. Foreign exchange products are valued at prevailing market rates on a present value basis, and the resulting realized and unrealized gains and losses are recorded in foreign exchange revenue, a component of capital markets-related revenue.

Loans Held for Sale.    Loans held for sale, including loans held for sale or accelerated disposition, or “AHAD,” are recorded at the lower of cost or fair value. The fair value of loans held for sale is based on quoted market prices, if available, recent sales of similar loans, independent valuations, or the present value of cash flows discounted at an appropriate interest rate. Loans held for sale are included in other assets.

Securities Available for Sale and Held to Maturity. This portfolio principally includes debt securities that are purchased in connection with our balance sheet management activities and debt and equity securities purchased by our principal investing and capital markets-related businesses. These securities are classified at the time of purchase, based on management’s intentions, as held to maturity or available for sale.

Securities held to maturity are debt securities that management has the positive intent and ability to hold to maturity. Securities held to maturity are stated at cost, net of the amortization of any premium and the accretion of any discount. Securities available for sale are those that management intends to hold for an indefinite period of time, including securities used as part of our balance sheet management strategy, that may be sold in response to changes in interest rates, prepayment risk, liquidity needs or other similar factors. Within the available for sale category, equity securities and debt securities are reported at fair value, with unrealized gains and losses recorded, net of tax, in other comprehensive income. Equity securities that do not have a readily determinable fair value are reported at cost. Realized gains and losses, which are computed using the specific identification method, and unrealized losses on individual securities that are deemed to be other than temporary are recorded in securities gains/(losses), a component of capital markets-related revenue.

Management reviews the fair value of the portfolio at least quarterly, and evaluates individual securities for declines in market value that may be other than temporary, considering factors such as credit ratings, dividend payments, the financial health of the investee and other pertinent information, including current developments with respect to the investee, as well as management intent and ability to hold the security. If declines are deemed other than temporary, an impairment loss is recognized to the extent necessary.

Principal Investing Securities.    Investments in private companies are generally accounted for under the cost method of accounting and are carried in the consolidated balance sheet at cost less declines in value deemed other than temporary. These investments do not trade on established exchanges and, accordingly, their fair value is not readily determinable. Gains and losses related to these investments are recorded in private equity revenue, a component of capital markets-related revenue, when they are sold or otherwise exchanged, or when declines in value are deemed other than temporary. Certain equity investments in private companies are accounted for under the equity method of accounting, with changes in carrying value recognized currently in capital markets-related revenue. A determination to use the equity method is generally based on the level of our ownership interest and whether we have the ability to influence the operating or financial decisions of the investee.

Investments in public companies are carried at fair value, based on quoted market prices, with unrealized gains and losses recorded, net of tax, as a component of stockholders’ equity. When such investments are liquidated or deemed impaired, gains and losses are recorded in capital markets-related revenue. Investments in investment fund partnerships are accounted for under the equity method of accounting, using financial information for the partnerships provided by the respective investment fund managers, with changes in carrying value recognized currently in capital markets-related revenue. Investments in private and public companies are included in securities available for sale, and investments in investment fund partnerships are included in other assets.

Loans and Leases.    Loans are stated at the principal amount outstanding, net of unamortized deferred loan origination fees and costs and net of unearned income, if any. Credit card receivables include billed and uncollected interest and fees. Lease financing receivables, including leveraged leases, are reported at the aggregate of lease payments receivable and estimated residual values, net of unearned and deferred income, including unamortized investment credits. Lease residual values are reviewed regularly for other-than-temporary impairment, with valuation adjustments recognized currently against noninterest income. Leveraged leases are reported net of non-recourse debt. Unearned income is recognized to yield a level rate of return on the net investment in the leases.

Nonperforming Assets.    Nonperforming assets include loans, lease financing receivables and debt securities for which income recognition has ceased or is limited, as well as foreclosed assets. Nonperforming assets also include impaired loans, which are commercial and commercial real estate loans on nonaccrual status as well as troubled debt restructurings. Loans and lease financing receivables are placed on nonaccrual status as a result of past-due status or a judgment by management that, although payments are current, such action is prudent. Commercial loans and leases on which payments are past due 90 days or more are placed on nonaccrual status unless they are well-secured and in the process of collection or renewal. Consumer loans, with the exception of credit card receivables, are placed on nonaccrual status and losses, if any, are charged off at no more than 180 days past due. Credit card receivables are charged off at 180 days past due or 60 days from notification of bankruptcy and are not placed on nonaccrual status. Related accrued interest and fees are reversed against current period income.

When a loan or lease is placed on nonaccrual status, interest accrued but uncollected is generally reversed against interest income. Cash receipts on nonaccruing commercial loans and leases are generally applied to reduce the unpaid principal balance, and cash receipts on nonaccruing consumer loans are recognized in income on a cash basis. Our policies for classification of impaired loans and recognition of interest income on impaired loans are the same as those for nonaccrual loans.

A loan is classified as a troubled debt restructuring in the year of restructuring if a significant concession is granted to the borrower due to deterioration in the borrower’s financial condition. Foreclosed assets are composed of property acquired through a foreclosure proceeding or when physical possession of the collateral is taken regardless of when foreclosure proceedings have taken place. Foreclosed assets are included in other assets.

Loans and leases are generally returned to accrual status when they become current as to principal and interest, demonstrate a period of performance under the contractual terms and, in management’s opinion, are fully collectible. Loans that have undergone a troubled debt restructuring are returned to accrual status after a seasoning period if the restructured loan bears a market rate of interest and full collectibility is not in doubt.

Reserve for Credit Losses.    The reserve for credit losses represents the amount available for estimated probable credit losses which management determines exist in our lending and leasing portfolio and certain off-balance sheet financial instruments as of the balance sheet date. Loans are charged off when they are deemed uncollectible, after giving consideration to factors such as the customer’s financial condition, underlying collateral and guarantees, as well as general and specific industry economic conditions.

The portion of the reserve related to loans that are identified as impaired, which are commercial and commercial real estate loans on nonaccrual status and troubled debt restructurings, is based on discounted cash flows using the loan’s effective interest rate, or the fair value of the collateral for collateral-dependent loans, or the observable market price of the impaired loan.

We perform periodic, systematic reviews of our portfolios to identify inherent losses and assess the overall probability of collection. These reviews include an analysis of historical default and loss experience which results in the identification and quantification of loss factors. These loss factors are used in determining the appropriate level of the reserve for credit losses. In addition, we periodically evaluate prevailing economic and business conditions, industry concentrations, including emerging markets risks and cross-border outstandings, changes in the size and characteristics of the portfolio, recent loss experience and other pertinent factors, including peer comparisons. Portions of the reserve for credit losses are provided to cover the probable losses inherent in each lending and leasing category based on the results of this detailed review process. The results of these ongoing analyses are reviewed and discussed by our Credit Risk Accounting Committee, the respective lines of business and the Collections group.

Commercial loans and leases and related unfunded commitments to extend credit are individually reviewed and assigned a credit risk rating from “1” (low risk of loss) to “10” (loss). Loans with a credit risk rating of “8” and above and a principal balance greater than $250,000 are subject to further individual review to determine the need for a specific credit loss allocation. Additionally, derived or calculated credit loss allocations are provided for loans not specifically reviewed. For loans with a credit risk rating of “1” to “7,” loss factors are assigned using actual default and loss history based on their specific credit risk rating classification. The combination of these analyses is the underlying basis for determining that portion of the reserve for credit losses allocated to commercial loans and leases, which is further augmented by management judgment as described below.

Consumer loans, which include credit card receivables, residential mortgages, home equity loans/lines, direct/indirect loans, consumer finance and international consumer loans, are generally evaluated for credit risk as a group based on product type. The determination of the consumer loan portion of the reserve for credit losses is primarily based on a portion of forecasted annualized net credit losses. This forecast is determined using several modeling tools, including a delinquency roll rate model, a vintage model and a regression model.

A “sovereign risk” analysis, which assesses the cross-border risk of credit loss, is performed as part of our review of our international commercial and consumer loan portfolios.

Testing of forecasted net credit losses and specific allocations of the reserve is performed quarterly. As a result, adjustments to reserve allocations for specific segments of the lending portfolio may be made, depending on the accuracy of forecasted net credit losses and other credit- or policy-related issues.

The collective results of the above-described analyses are reviewed and discussed by our Credit Risk Accounting Committee, the respective lines of business and the Collections group. Management further assesses, on a quarterly basis, the appropriate need for an unallocated component of the reserve for credit losses, based on its judgment as to the uncertainties involved, which at times can be a significant component of the overall assessment. Based on these analyses and assessments, the aggregate reserve for credit losses, which is available for losses sustained in any lending and leasing category, is maintained at levels considered adequate by management to provide for probable credit losses existing in the lending and leasing portfolios.

Due from/Due to Brokers/Dealers.    Receivables from brokers/dealers and clearing organizations include amounts receivable for securities failed to deliver, certain deposits for securities borrowed, amounts receivable from clearing organizations relating to open transactions, good-faith and margin deposits, and commissions and floor-brokerage receivables. Payables to brokers/dealers and clearing organizations include amounts payable for securities failed to receive, certain deposits received for securities loaned, amounts payable to clearing organizations on open transactions, and floor-brokerage payables. In addition, the net receivable or payable arising from unsettled trades is reflected in these classifications.

Premises and Equipment.    Premises and equipment, including leasehold improvements, are carried at cost less accumulated depreciation and amortization. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the assets, generally 3 to 40 years. For leasehold improvements, amortization is computed using the straight-line method over the lesser of the remaining lease term or the estimated life of the improvement.

Goodwill and Intangible Assets.    On January 1, 2002, we adopted SFAS No. 142, “Goodwill and Other Intangible Assets.” Under the new standard, goodwill, including that acquired before initial application of the standard, is no longer amortized but is tested for impairment at least annually. Identified finite-lived intangible assets are amortized over their estimated useful lives and reviewed for impairment when circumstances warrant. Intangible assets that have an indefinite useful life are not amortized until such useful life is determined to be no longer indefinite. Evaluation of the remaining useful life of an intangible asset that is not being amortized must be completed each reporting period to determine whether events and circumstances continue to support an indefinite useful life. Indefinite-lived intangible assets must be tested for impairment at least annually, or more frequently if warranted.

Intangible assets with finite lives are generally amortized on a straight-line basis over the estimated period benefited. In certain acquisitions, a core deposit intangible asset is recorded and amortized over a period not to exceed ten years. Purchased credit card intangibles are amortized over a period not to exceed six years. We review our intangible assets for events or changes in circumstances that may indicate that the carrying amount of the assets may not be recoverable, in which case an impairment charge is recognized currently.

Stock-Based Compensation.    Prior to January 1, 2002, we accounted for stock-based compensation using the intrinsic value method as prescribed by Accounting Principles Board, or “APB,” Opinion No. 25, “Accounting for Stock Issued to Employees.” During 2002, effective for stock options granted subsequent to January 1, 2002, we adopted the fair value accounting provisions of SFAS No. 123, “Accounting for Stock-Based Compensation.” In accordance with SFAS No. 123, as amended by SFAS No. 148, “Accounting for Stock-Based Compensation – Transition and Disclosure – an amendment of FASB Statement No. 123,” we elected to account for this adoption under the prospective method, and will continue to account for stock options granted prior to January 1, 2002 using the intrinsic value method, under which no compensation expense is recorded.

Using the fair value accounting provisions of SFAS No. 123, compensation expense equal to the estimated fair value of stock options at the grant date is recognized over the options’ vesting period. We estimate the fair value of stock options on the date of grant using the Black-Scholes option-pricing model.

The following table presents net income and earnings per share, as reported, and on a pro forma basis as if the fair value accounting provisions of SFAS No. 123 had been applied to all stock-based compensation granted since the standard’s effective date:

Year ended December 31	2003	2002	2001
In millions

Net income, as reported	$2,598	$1,188	$931
Add: stock-based compensation expense included in reported net income, net of tax	46	37	22
Deduct: total stock-based compensation expense determined using fair value accounting for all stock options and awards, net of tax	103	134	116

Pro forma net income	$2,541	$1,091	$837

Earnings per share:
Basic-as reported	$2.46	$1.12	$.84
Basic-pro forma	2.41	1.03	.75

Diluted-as reported	$2.45	$1.12	$.83
Diluted-pro forma	2.39	1.02	.75

Fees on Loans.    Loan origination fees, which include loan commitment fees, are amortized into interest income as an adjustment to the loan’s yield over the term of the loan. Other credit-related fees, including letter of credit fees, are recognized in noninterest income when earned.

Brokerage Fees and Commissions.    We recognize commission revenue and brokerage, exchange and clearance fees on a trade date basis.

Underwriting, Advisory and Other Investment Banking Fees.    We record underwriting fees, net of syndicate expenses, at the time the underwriting is completed and the income is reasonably determinable. Advisory fees are recorded on the offering date. Other investment banking fees are recognized in accordance with the terms of the respective engagement letter, usually when the services have been performed or the transaction has closed.

Cash Management Fees.    We record cash management fees when the service has been performed for our customers and the amount of fees earned is reasonably determinable.

Employee Benefits Expense.    Employee benefits expense includes prior and current service costs of pension and other postretirement benefit plans, which are accrued on a current basis, as well as contributions under defined contribution savings plans, unrestricted awards under other employee plans, and the amortization of restricted stock awards.

Income Taxes.    We record current tax liabilities or assets through charges or credits to the current tax provision for the estimated taxes payable or refundable for the current year. Deferred tax assets and liabilities are recorded for future tax consequences attributable to differences between the financial statement carrying amounts of assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. A deferred tax valuation allowance is established if it is considered more likely than not that all or a portion of the deferred tax assets will not be realized.

Earnings Per Common Share.    Basic earnings per common share is calculated by dividing net income applicable to common shares (net income less preferred stock dividends declared) by the weighted average number of common shares outstanding during the period, which excludes unvested shares of restricted stock. Diluted earnings per common share is calculated by dividing net income applicable to common shares by the weighted average number of common shares outstanding during the period and the shares representing the dilutive effect of common stock options, restricted stock, stock units and warrants outstanding. The effect of common stock options, restricted stock and warrants outstanding is excluded from the calculation of diluted earnings per common share in periods in which the effect would be antidilutive.

Special Purpose Entities.    We use special purpose entities, or “SPEs,” including securitization trusts, commercial paper conduits and asset management vehicles, as a source of funding, to provide liquidity, and to provide financial services to our corporate customers.

We use securitization trusts as a source of funding and as a liquidity management tool. These trusts are structured as qualifying SPEs, or “QSPEs,” which are defined by SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities,” and are not required to be consolidated by the transferor. Financial assets, including commercial loans, credit card receivables and home equity loans, are transferred from our balance sheet to the QSPEs, which are legally isolated from us. The assets and liabilities of the QSPEs are not included in our consolidated balance sheet, except for our retained interests in such assets. Subordinated retained interests, which include residual positions such as interest-only strips and certain subordinated principal balances, accrued interest and fees, debt securities, overcollateralization positions and cash collateral accounts, are initially recorded at their allocated carrying amounts based on the relative fair value of assets sold and retained. Residual positions are subsequently carried at fair value, which is generally estimated based on the present value of expected future cash flows, calculated using management’s best estimates of key assumptions, including credit losses, loan repayment speeds and discount rates commensurate with the risks involved. These interests represent our maximum risk exposure with respect to QSPEs. The investors in the debt securities issued by the trusts have no further recourse against us if cash flows generated by the securitized assets are inadequate to service the obligations of the QSPEs.

Other SPEs, including commercial paper conduits and asset management vehicles which are not structured as QSPEs, acquire and manage pools of assets on behalf of third parties. These SPEs obtain funding primarily through the sale of debt securities and commercial paper. The assets and liabilities of these SPEs, which typically meet the definition of a variable interest entity, or “VIE,” are included in our consolidated balance sheet if we are the primary beneficiary of the entity. The primary beneficiary is the party that has one or more variable interests that will absorb a majority of a VIE’s expected losses, receive a majority of the VIE’s expected residual returns, or both. Otherwise, the SPEs are not consolidated.

We provide access to liquidity for our corporate customers through asset-backed commercial paper conduits. These conduits, at the request, or on behalf, of customers, may purchase financial assets directly from those customers or from third parties, or make loans secured by the financial assets of customers. The assets of the conduits are generally of investment grade quality and are typically secured by other financial assets such as leases, trade receivables, or cash held as collateral. We do not sell our own assets to these conduits.

Investors in commercial paper issued by the conduits receive direct credit support from FleetBoston in the form of credit derivative contracts or financial standby letters of credit. To mitigate risk, we have entered into offsetting credit derivative contracts with third parties and hold cash collateral provided by such third parties. Commercial paper investors also benefit from backup liquidity lines of credit provided by FleetBoston and third parties. Credit derivative contracts are included in our consolidated balance sheet at fair value, with changes in fair value recorded currently in trading profits and commissions. Financial standby letters of credit and unfunded liquidity lines of credit are not included in our consolidated balance sheet but are reported as commitments, which are disclosed in Note 10. We receive fees for structuring transactions for customers and providing administrative services to the conduits, which are recorded in noninterest income when earned.

We provide asset management and related services to asset management vehicles which acquire and manage pools of financial assets, primarily loans and bonds, on behalf of third parties. We typically hold minority interests in the equity issued by the vehicles, which are accounted for using the equity method and are included in other assets. We generally do not sell our own assets to these vehicles, nor do we guarantee the obligations or otherwise provide credit enhancements to them. We receive fees for asset management services provided to these vehicles, which are recorded in noninterest income when earned.

Derivative Instruments.    Derivative instruments are recorded in our consolidated balance sheet at their fair value. On the date a derivative contract is entered into, the derivative is designated as: (1) a hedge of the fair value of a recognized fixed-rate asset or liability or of an unrecognized firm commitment (a “fair value” hedge); (2) a hedge of a forecasted transaction or of the variability of cash flows to be received or paid related to a recognized variable-rate asset or liability (a “cash flow” hedge); (3) a foreign currency fair value or cash flow hedge (a “foreign currency” hedge); (4) a hedge of a net investment in a foreign operation; or (5) “held for trading” (“trading” instruments).

Changes in the fair value of a derivative that is highly effective – and that is designated and qualifies – as a fair value hedge, along with changes in fair value of the hedged asset or liability that is attributable to the hedged risk (including losses or gains on firm commitments), are recorded currently in trading profits and commissions. Changes in the fair value of a derivative that is highly effective – and that is designated and qualifies – as a cash flow hedge, to the extent that the hedge is effective, are recorded, net of tax, in other comprehensive income, until earnings are affected by the variability of the hedged cash flows (e.g., when periodic settlements on a variable-rate asset or liability are recorded in earnings). Cash flow hedge ineffectiveness, defined as the extent that the changes in fair value of the derivative exceed the variability of cash flows of the forecasted transaction, is recorded currently in trading profits and commissions. Changes in the fair value of derivatives that are highly effective – and that are designated and qualify – as foreign currency hedges are recorded in either current period foreign exchange revenue or other comprehensive income, net of tax, depending on whether the hedge transaction meets the criteria for a fair value or a cash flow hedge. If, however, a derivative is used as a hedge of a net investment in a foreign operation, its changes in fair value, to the extent effective as a hedge, are recorded, net of tax, in the cumulative translation adjustments component of other comprehensive income. Lastly, changes in the fair value of derivative trading instruments are recognized currently in trading profits and commissions.

We formally document all relationships between hedging instruments and hedged items, as well as our risk management objectives and strategy for undertaking various hedge transactions. This process includes linking all derivatives that are designated as fair value, cash flow or foreign currency hedges to specific assets and liabilities on the balance sheet or to specific firm commitments or forecasted transactions, as well as documenting the method used to assess effectiveness. We formally assess, both at the hedge’s inception and on an ongoing basis, whether the derivatives that are used in hedging transactions have been highly effective in offsetting changes in fair values or cash flows of hedged items and whether they are expected to continue to be highly effective in future periods. When it is determined that a derivative has ceased to be a highly effective hedge, hedge accounting is discontinued prospectively.

Specifically, hedge accounting is discontinued prospectively when: (1) it is determined that the derivative is no longer effective in offsetting changes in the fair value or cash flows of a hedged item; (2) the derivative expires or is sold, terminated, or exercised; (3) the hedged firm commitment no longer meets the definition of a firm commitment; (4) it is probable that the forecasted transaction will not occur by the end of the specified time period; or (5) management determines that the fair value or cash flow hedge designation is no longer appropriate.

When it is determined that the derivative no longer qualifies as an effective fair value or cash flow hedge or management removes the hedge designation, the derivative will continue to be carried on the balance sheet at its fair value, with changes in fair value recognized currently in trading profits and commissions. The asset or liability under a fair value hedge will no longer be adjusted for changes in fair value and the existing basis adjustment is amortized to net interest income. The component of other comprehensive income related to discontinued cash flow hedges is amortized to net interest income over the original term of the hedge contract.

When hedge accounting is discontinued because the hedged item no longer meets the definition of a firm commitment, or because it is probable that the forecasted transaction will not occur by the end of the specified time period, the derivative will continue to be carried on the balance sheet at its fair value, with changes in fair value recognized currently in trading profits and commissions. Any asset or liability that was recorded pursuant to recognition of the firm commitment is removed from the balance sheet and recognized currently in other noninterest income. Gains and losses that were accumulated in other comprehensive income pursuant to the hedge of a forecasted transaction are recognized immediately in other noninterest income.

Recent Accounting and Regulatory Developments.    In January 2003, the Financial Accounting Standards Board, or “FASB,” issued Interpretation No. 46, “Consolidation of Variable Interest Entities.” The Interpretation applies to “variable interest entities,” or “VIEs,” many of which have been previously referred to as special purpose entities, or “SPEs.” The scope of the Interpretation does not extend to securitization trusts that utilize qualifying SPEs, which are defined by previously issued accounting standards and are not required to be consolidated by the transferor.

In December 2003, the FASB issued a revision to Interpretation No. 46, “Consolidation of Variable Interest Entities,” or “Interpretation 46R.” Interpretation 46R provides additional guidance which we are currently evaluating. Adoption of Interpretation 46R by March 31, 2004 is not expected to have a significant impact on our financial condition or results of operations.

During 2003, we evaluated the significant SPEs with which we do business, which are the commercial paper conduits and asset management vehicles described in Note 17, and determined that they meet the definition of a VIE. With the exception of one of the commercial paper conduits, we adopted the original Interpretation’s consolidation provisions effective July 1, 2003 for these VIEs and determined that consolidation was not required based on our understanding of the original Interpretation and existing accounting guidance. In December 2003, we adopted the consolidation provisions of Interpretation No. 46 for the remaining commercial paper conduit and consolidated this conduit as of December 31, 2003 under the guidance of the Interpretation’s provisions. Consolidation of the conduit, which had aggregate assets of approximately $2.1 billion at December 31, 2003, did not have a significant impact on our financial condition or results of operations.

We previously included in our consolidated financial statements a number of statutory business trusts which also meet the definition of a VIE. The trusts were formed to issue trust preferred securities and invest the proceeds in junior subordinated debentures issued by our parent company. In addition, the trust preferred securities issued by the trusts were included in long-term debt in our consolidated balance sheet. At December 31, 2003, these trusts, as well as the trust preferred securities, were deconsolidated pursuant to our adoption of Interpretation No. 46 for these trusts. However, the junior subordinated debentures described above, which in prior years were eliminated when the trusts were deconsolidated, now remain in long-term debt in our consolidated balance sheet. Accordingly, the deconsolidation of these trusts did not have a significant impact on our consolidated financial statements. Additional information concerning these trusts is provided in Note 9.

In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity,” which established requirements for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. The standard was effective immediately for all financial instruments entered into or modified after May 31, 2003 and effective for all existing contracts on July 1, 2003. Adoption of this standard did not have a significant impact on our results of operations or financial condition.

Based on their evaluation of the impact of the Interpretation and SFAS No. 150, banking regulators indicated during the second quarter of 2003 that the capital treatment of assets of conduits and trust preferred securities will remain unchanged until further notice.

In December 2003, legislation was enacted that will expand Medicare benefits, principally by adding a prescription drug benefit for Medicare-eligible retirees beginning in 2006. The new legislation will also provide a federal subsidy to companies with postretirement benefit plans that provide prescription drug coverage. The FASB recently issued guidance that permits deferring recognition of the new Medicare provisions’ impact due to a lack of specific authoritative guidance on accounting for the federal subsidy. We have elected to defer recognition of the impact of this new legislation until specific authoritative guidance is issued. Accordingly, information with respect to postretirement benefit obligations and net periodic benefit expense provided in Note 14 does not reflect the impact of this new legislation.

The authoritative guidance, when issued, could require changes to previously reported financial information; however, we do not expect adoption of the accounting guidance to have a material impact on our financial position, results of operations or liquidity.

Note 2.	Mergers, Acquisitions and Discontinued Operations

Merger

In October 2003, we announced a definitive agreement to merge with Bank of America Corporation, or “Bank of America,” a global financial services company head -

quartered in Charlotte, North Carolina, with Bank of America the surviving company. Bank of America had consolidated total assets of approximately $736 billion at December 31, 2003.

The acquisition will be accounted for using the purchase method of accounting and each share of FleetBoston common stock will be exchanged for .5553 shares of Bank of America common stock. Substantially all FleetBoston employee stock options and restricted stock will vest upon completion of the merger and will be converted into Bank of America stock options and common stock. In addition, each share of FleetBoston preferred stock will be exchanged for one share of Bank of America preferred stock having substantially identical terms as the FleetBoston preferred stock. The merger is expected to close during the second quarter of 2004, and is subject to FleetBoston and Bank of America shareholder, as well as regulatory, approvals.

Acquisition

During the first quarter of 2004, we completed our acquisition of Progress Financial Corporation, or “Progress,” a banking franchise serving the greater Philadelphia area, which had consolidated total assets of approximately $1 billion at December 31, 2003. This acquisition was accounted for using the purchase method of accounting, and 5.4 million of our common shares were exchanged for each share of Progress common stock based on an exchange ratio of ..7105 shares of FleetBoston common stock for each share of Progress common stock. We recorded goodwill of approximately $142 million in connection with this acquisition.

Discontinued Operations

In April 2003, we completed our sale of Interpay, Inc., or “Interpay,” our payroll and human resource services business, and recognized a gain of $117 million ($57 million after-tax). In 2002, we announced our decision to sell or otherwise discontinue Robertson Stephens, AFSA Data Corporation, or “AFSA,” our fixed income business in Asia, or “Asia,” and Fleet Trading. The full year 2002 results included an after-tax gain of $173 million from the sale of AFSA and aggregate after-tax losses of $468 million related to Robertson Stephens, Asia and Fleet Trading.

Financial information related to discontinued businesses is presented separately in our income statement as discontinued operations, and the remaining assets and liabilities of those businesses held for sale are carried in the accompanying consolidated balance sheets at the lesser of carrying value or estimated fair value less disposition costs, including related exit costs.

The following table presents condensed combined results of operations related to discontinued operations. The results for all periods presented include Robertson Stephens and Asia. AFSA is included in the results for the year ended December 31, 2001 and through the date of disposal for the year ended December 31, 2002. Results for Fleet Trading are included for the years ended December 31, 2001 and 2002, and through June 30, 2003, at which time the business was completely divested.

December 31	2003	2002	2001
In millions

Interest income	$8	$85	$189
Interest expense	2	35	79

Net interest income	6	50	110

Provision for credit losses	1	15	6
Noninterest income	123	645	784
Noninterest expense	32	1,156	935

Income/(loss) before income taxes	96	(476)	(47)

Income tax expense/(benefit)	53	(140)	(10)

Net income/(loss)	$43	$(336)	$(37)

Noninterest income in 2002 included the above-mentioned AFSA gain on sale. Noninterest expense for 2002 included an estimated pre-tax loss of $715 million to dispose Robertson Stephens, Asia and Fleet Trading, composed of a goodwill write-off of $289 million related to Robertson Stephens and exit costs of $426 million related to the three businesses. These exit costs are discussed in more detail in Note 15.

The following table presents the condensed, combined carrying amounts of the major classes of assets and liabilities of Robertson Stephens at December 31, 2003 and December 31, 2002 and Asia and Fleet Trading at December 31, 2002. These aggregate assets and liabilities are included in our consolidated balance sheet under the captions “Assets of Discontinued Operations” and “Liabilities of Discontinued Operations.”

	December 31,	December 31,
In millions	2003	2002

Cash and cash equivalents	$20	$109
Trading assets	15	29
Net loans	—	215
Other assets(a)	120	301

Total assets	$155	$654

Deposits	—	$150
Other liabilities(b)	$118	398

Total liabilities	$118	$548

(a)	December 2002 amount also includes securities and premises and equipment.
(b)	December 2003 amount includes accrued expenses and other liabilities; December 2002 amount includes trading liabilities, accrued expenses and other liabilities.

Note 3.    Securities

	2003				2002				2001
In millions	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Market Value	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Market Value	Amortized Cost	Market Value
Securities available for sale:
U.S. Treasury and government agencies	$384	—	—	$384	$2,017	$15	—	$2,032	$4,466	$4,452
Mortgage-backed securities	23,694	$227	$100	23,821	21,295	455	$8	21,742	13,786	14,057
Foreign debt securities	1,121	153	9	1,265	1,171	2	88	1,085	2,199	2,200
Other debt securities	3,321	6	9	3,318	2,431	26	11	2,446	2,854	2,849
Total debt securities	28,520	386	118	28,788	26,914	498	107	27,305	23,305	23,558
Marketable equity securities	277	39	11	305	411	20	6	425	492	482
Other equity securities	1,760	—	—	1,760	1,815	—	—	1,815	1,951	1,951
Total securities available for sale	30,557	425	129	30,853	29,140	518	113	29,545	25,748	25,991
Securities held to maturity:
State and municipal	511	1	—	512	544	5	—	549	588	591
U.S. Treasury and government agencies	6	—	—	6	11	—	—	11	24	24
Foreign debt securities	—	—	—	—	319	—	—	319	—	—
Other debt securities	—	—	—	—	6	—	—	6	1	1
Total securities held to maturity	517	1	—	518	880	5	—	885	613	616
Total securities	$31,074	$426	$129	$31,371	$30,020	$523	$113	$30,430	$26,361	$26,607

At December 31, 2003, $11 billion of securities were pledged to secure public deposits, securities sold under agreements to repurchase, and for other purposes, compared with $13.8 billion at December 31, 2002.

As presented in the above table, we held securities with aggregate gross unrealized losses of $129 million as of December 31, 2003, with an associated market value of $9.2 billion. Of the $129 million, approximately $104 million related to securities that had a continuous gross unrealized loss for less than one year, and their associated market value at December 31, 2003 was $8.4 billion. The largest component of the $104 million was AAA-rated mortgage-backed securities, whose aggregate decline in market value was deemed temporary since it was due to rising domestic interest rates.

The remaining aggregate gross unrealized losses of $25 million related to securities that had a continuous unrealized loss for more than one year, composed of foreign debt securities ($8 million), other debt securities ($7 million) and marketable equity securities ($10 million), with associated market values of $65 million, $322 million and $81 million, respectively. The aggregate decline in the market value of these securities was deemed temporary due to positive factors supporting the recoverability of the respective investments. Positive factors considered included credit ratings, dividend payments, the financial health of the investee and other pertinent information.

As more fully described in Note 1, management continuously evaluates the securities portfolio for declines in market value that may be other than temporary. If declines are deemed other than temporary, an impairment loss is recognized to the extent necessary. Management does not deem any individual unrealized loss as of December 31, 2003 to be other than temporary.

Proceeds from sales of securities available for sale during 2003, 2002, and 2001 were $10 billion, $21 billion, and $24 billion, respectively. Gross gains of $188 million and gross losses of $14 million were realized on those sales in 2003, gross gains of $530 million and gross losses of $120 million were realized on those sales in 2002, and gross gains of $280 million and gross losses of $380 million were realized on those sales in 2001. In addition, we recognized losses of approximately $46 million in 2003, $64 million in 2002 and $175 million in 2001 in connection with writedowns of certain securities available for sale which experienced a decline in value that we deemed other than temporary. Also, in 2002, we had a $340 million writedown relating to an Argentine government compensation bond which, at that time, was included in securities held to maturity. The above amounts for each year exclude revenues related to our principal investing securities, which are included in capital markets-related revenue.

During the fourth quarter of 2003, mainly in conjunction with a regulatory increase in the allocated transfer risk reserve related to Argentina, as well as our ongoing efforts to reduce our Argentine risk exposures, we reclassified our Argentine compensation bonds, which are currently nonperforming, from securities held to maturity to securities available for sale. These bonds were received from the Argentine government in 2002 as a result of the asymmetric pesofication of the balance sheet. At the time of the reclassification, the bonds were adjusted to their fair value of $431 million, with a related pre-tax unrealized gain of $120 million recorded directly to other comprehensive income, net of tax. During the fourth quarter of 2003, we sold approximately $52 million of the bonds and recorded pre-tax gains of $22 million. These bonds had been written down by $340 million in 2002 through charges to the income statement. As of December 31, 2003, the remaining bonds had a carrying value of $389 million, which included pre-tax unrealized gains of $130 million.

The carrying values, by contractual maturity, of debt securities available for sale and securities held to maturity are presented in the following tables. Actual maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

Maturities of Securities Available for Sale

December 31, 2003	Within	1 to 5	5 to 10	After 10
Dollars in millions	1 Year	Years	Years	Years	Total

Carrying value:
U.S. Treasury and government agencies	$183	$201	—	—	$384
Mortgage-backed securities	1	439	$680	$22,701	23,821
Foreign debt securities(b)	500	507	226	32	1,265
Other debt securities	1,723	973	591	31	3,318

Total debt securities	$2,407	$2,120	$1,497	$22,764	$28,788

Percent of total debt securities	8.36%	7.36%	5.20%	79.08%	100.00%
Weighted average contractual yield(a)	3.59	3.83	3.05	4.69	4.45

Amortized cost	$2,404	$2,034	$1,419	$22,663	$28,520

Maturities of Securities Held to Maturity

December 31, 2003	Within	1 to 5	5 to 10	After 10
Dollars in millions	1 Year	Years	Years	Years	Total

Carrying value:
State and municipal	$491	$17	$3	—	$511
U.S. Treasury and government agencies	6	—	—	—	6

Total debt securities	$497	$17	$3	—	$517

Percent of total debt securities	96.13%	3.29%	.58%	—	100.00%
Weighted average contractual yield(a)	2.22	5.43	7.35	—	2.35

Market value	$497	$18	$3	—	$518

(a)	A tax-equivalent adjustment has been included in the calculations of the yields to reflect this income as if it had been fully taxable. The tax-equivalent adjustment is based upon the applicable federal and state income tax rates.
(b)	Includes the carrying value of Argentine government compensation bonds issued to compensate FleetBoston for the difference between converting loans at a rate of 1 peso per U.S. dollar and deposits at 1.4 pesos per U.S. dollar. The bond is currently not accruing interest. Included in the weighted average contractual yield is the bond’s contractual yield, which is based on the 6 month LIBOR rate.

Note 4.    Loans and Leases

December 31	2003	2002
In millions

Domestic:
Commercial and industrial	$31,701	$39,359
Commercial real estate:
Construction	1,337	2,008
Interim/permanent	8,331	8,993
Home equity	31,629	22,840
Residential real estate	20,097	11,092
Credit card	7,613	5,894
Other consumer	3,366	3,342
Lease financing	10,863	11,199

Total domestic loans and leases, net of unearned income	114,937	104,727

International:
Commercial	9,450	11,507
Consumer	1,235	1,005
Lease financing	3,327	3,141

Total international loans and leases, net of unearned income	14,012	15,653

Total loans and leases, net of unearned income(a)	$128,949	$120,380

(a)	Net of unearned income of $3.6 billion and $3.7 billion at December 31, 2003 and 2002, respectively.

Domestic and international lease financing receivables primarily included full-payout, direct financing leases to corporate customers. The receivables also included leveraged and operating leases. Our consolidated investment in leveraged leases totaled approximately $4 billion at both December 31, 2003 and 2002. For federal income tax purposes, we retain the tax benefit of depreciation on the entire leased unit and interest on the related long-term debt, which is non-recourse to FleetBoston. Deferred taxes arising from leveraged leases totaled approximately $3.3 billion at December 31, 2003. Future minimum lease payments to be received are approximately $2.6 billion, 2004; $2.1 billion, 2005; $1.6 billion, 2006; $1 billion, 2007; $.7 billion, 2008; and $6.3 billion, 2009 and thereafter. Consolidated lease financing balances included aggregate operating leases of $1.2 billion at both December 31, 2003 and 2002.

At December 31, 2003 and 2002, nonperforming assets, or “NPAs,” totaled $2 billion and $3.5 billion, respectively, including $1.6 billion of nonperforming loans, or “NPLs,” and $378 million of other NPAs at December 31, 2003, compared with $3 billion of NPLs and $455 million of other NPAs at December 31, 2002. Total NPAs at December 31, 2003 and 2002, respectively, included $1 billion and $1.7 billion related to Argentina. NPAs as a percentage of related assets were 1.51% and 2.86% at December 31, 2003 and 2002, respectively.

For 2003 and 2002, the gross interest income that would have been recorded if the NPLs had been current in accordance with their original contractual terms, and had been outstanding throughout the period (or since origination if held for part of the period), was $94 million and $272 million, respectively, and actual interest income from those loans included in net income for the period was $18 million and $60 million, respectively.

NPAs included impaired loans of $1.4 billion and $2.7 billion at December 31, 2003 and 2002, respectively.

The following table presents information related to impaired loans.

December 31	2003	2002
In millions

Impaired loans with a reserve	$665	$1,884
Impaired loans without a reserve	731	768

Total impaired loans	$1,396	$2,652

Reserve for impaired loans(a)	$224	$913

Average balance of impaired loans during the year ended December 31	$1,971	$2,366

(a)	The reserve for impaired loans is part of our overall reserve for credit losses.

Note 5.    Reserve for Credit Losses

Year ended December 31	2003	2002	2001
In millions

Balance at beginning of year	$3,864	$3,634	$2,709
Provision charged to income	1,025	2,760	2,324
Loans and leases charged off	(2,030)	(2,695)	(1,614)
Recoveries of loans and leases charged off	346	235	228
Other(a)	(131)	(70)	(13)

Balance at end of year(b)	$3,074	$3,864	$3,634

(a)	Amount for 2003 primarily represented the transfer of reserves related to accrued interest associated with owned and securitized credit card receivables, in connection with our adoption of regulatory guidance related to credit card reserving practices. In addition, a reduction in domestic reserves resulted from sales and securitizations of loans. Amount for 2002 primarily related to changes in the value of the Argentine peso.
(b)	Amounts included $121 million, $136 million and $175 million at December 31, 2003, 2002 and 2001, respectively, related to unfunded commitments to extend credit and other off-balance sheet financial instruments, including $57 million, $59 million and $53 million, respectively, related to financial standby letters of credit.

Note 6.    Goodwill and Intangible Assets

The carrying value of goodwill was $4.3 billion at both December 31, 2003 and 2002. No goodwill was acquired, and no impairment was recognized, in 2003 or 2002, exclusive of the write-off of goodwill related to the winding down of Robertson Stephens in 2002, which is discussed in Note 2.

At December 31, 2003, the carrying value of goodwill by major line of business was $1.8 billion for Personal Financial Services, $1.5 billion for Regional Commercial Financial Services and Investment Management, $.6 billion for National Commercial Financial Services, $.3 billion for Capital Markets and $.1 billion for International Banking.

The following table presents the gross carrying value and accumulated amortization for significant intangible assets subject to amortization at December 31, 2003 and 2002.

	December 31, 2003		December 31, 2002
In millions	Gross Carrying Value	Accumulated Amortization	Gross Carrying Value	Accumulated Amortization

Intangible assets subject to amortization:
Purchased credit card relationships	$428	$362	$398	$302
Customer relationships	195	36	195	19

The increase in the gross carrying value of purchased credit card relationship intangibles from December 31, 2002 to December 31, 2003 related to fourth quarter 2003 purchases of credit card receivables which added approximately $34 million of intangibles.

The total net carrying value of all intangible assets subject to amortization, including core deposit intangibles, which are insignificant and are not included in the table above, at December 31, 2003 and 2002 was $235 million and $284 million, respectively. Related amortization expense recorded for the years ended December 31, 2003 and 2002 was $79 million and $93 million, respectively. Estimated amortization for the years ended December 31, 2004, 2005, 2006, 2007 and 2008 is $58 million, $26 million, $25 million, $25 million and $24 million, respectively.

The carrying value of indefinite-lived intangible assets was $63 million and $66 million at December 31, 2003 and 2002, respectively.

Note 7.    Short-Term Borrowings

Dollars in millions	Federal Funds Purchased	Securities Sold Under Agreements to Repurchase	Other Short- Term Borrowings

2003
Balance at December 31	$654	$5,168	$5,356
Highest balance at any month-end	4,771	7,524	9,850
Average balance for the year	2,230	6,514	5,136
Weighted average interest rate as of December 31.68%		3.36%	2.96%
Weighted average interest rate paid for the year	1.04	3.83	2.26

2002
Balance at December 31	$1,440	$5,920	$3,950
Highest balance at any month-end	3,025	7,370	10,273
Average balance for the year	1,438	6,323	6,188
Weighted average interest rate as of December 31.90%		2.71%	5.46%
Weighted average interest rate paid for the year	1.46	3.28	3.04

2001
Balance at December 31	$1,341	$7,895	$5,343
Highest balance at any month-end	4,513	7,970	19,725
Average balance for the year	2,115	7,056	10,674
Weighted average interest rate as of December 31	1.46%	4.33%	7.59%
Weighted average interest rate paid for the year	4.09	5.00	5.65

Federal funds purchased and securities sold under agreements to repurchase generally mature within 30 days of the transaction date. We generally maintain possession of the securities in repurchase transactions.

Other short-term borrowings generally mature within 90 days, although commercial paper may have a term of up to 270 days.

Note 8.    Long-Term Debt

December 31	Maturity Date	2003	2002
Dollars in millions

Senior notes and debentures:
Parent company:
Floating-rate MTNs	2003-2005	$1,566	$2,939
Fixed-rate MTNs 4.20%-4.39%	2007	360	360
7.95% notes	2003	—	20
7.25% notes	2005	1,500	1,500
4.875% notes	2006	1,000	1,000
3.85% notes	2008	500	—
Other	2013	1	1

Total parent company		4,927	5,820

Affiliates:
FHLB borrowings	2003-2023	764	2,202
Floating-rate notes	2003-2051	3,170	3,220
Fixed-rate notes	2003-2012	152	264
Other	2003-2010	30	30

Total affiliates		4,116	5,716

Total senior notes and debentures		9,043	11,536

Subordinated notes and debentures:
Parent company:
6.875%-7.20% subordinated notes	2003	—	400
6.625%-8.125% subordinated notes	2004	550	550
6.625% subordinated notes	2005	350	350
7.125% subordinated notes	2006	300	300
8.625% subordinated notes	2007	107	107
6.375%-6.50% subordinated notes	2008	500	500
7.375% subordinated notes	2009	500	500
Fixed- and floating-rate junior subordinated debentures(a)	2026-2033	3,257	—
6.70%-6.875% subordinated notes	2028	750	750

Total parent company		6,314	3,457

Affiliates:
6.75% subordinated notes	2003	—	50
8.00% subordinated notes	2004	200	200
8.625% subordinated notes	2005	250	250
7.375% subordinated notes	2006	200	200
6.50%-7.00% subordinated notes	2007	400	400
6.375% subordinated notes	2008	750	750
5.75% subordinated notes	2009	400	400

Total affiliates		2,200	2,250

Total subordinated notes and debentures		8,514	5,707

Trust preferred securities(a)		—	3,338

Total long-term debt		$17,557	$20,581

(a)	With respect to parent company debentures, represents junior subordinated debentures held by capital trusts. With respect to trust preferred securities, in accordance with FASB Interpretation No. 46, the capital trusts, including the trust preferred securities, were deconsolidated on December 31, 2003. Such trusts and trust preferred securities were included in our consolidated balance sheet at December 31, 2002. Refer to Note 9 for information concerning the capital trusts and trust preferred securities.

The subordinated and junior subordinated notes all provide for single principal payments at maturity and are not redeemable prior to maturity with the exception of the junior subordinated debentures which are callable at the option of the company. Of the total callable, $516 million is currently callable and $2.7 billion is callable in years 2005 through 2008. All of the parent company fixed-rate senior notes pay interest semiannually, provide for single principal payments and are not redeemable prior to maturity. The affiliate senior notes and debentures are not redeemable prior to maturity except for $500 million of Federal Home Loan Bank, or “FHLB,” borrowings which are all currently redeemable at the option of the FHLB of New York.

The senior floating-rate medium-term notes, or “MTNs,” pay interest at rates tied to the London Interbank Offered Rate, or “LIBOR,” reset monthly or quarterly. During 2003, we issued $500 million of 3.85% fixed-rate senior notes due 2008. Additionally, we issued $180 million of 6.000% fixed-rate junior subordinated debentures due 2033 and redeemed fixed-rate junior subordinated debentures totaling approximately $364 million.

As part of our balance sheet management process, we use interest rate swaps to modify the re-pricing and maturity characteristics of certain long-term debt. These interest rate risk management activities are discussed in greater detail in Note 13.

The aggregate payments required to retire long-term debt are: $3.1 billion in 2004; $3.4 billion in 2005; $2.1 billion in 2006; $1.4 billion in 2007; $2.2 billion in 2008; $956 million in 2009; $201 million in 2010; and $4.2 billion thereafter.

We have an effective shelf registration statement filed with the Securities and Exchange Commission, or “SEC,” providing for the issuance of common and preferred stock or trust preferred securities, senior or subordinated debt securities and other debt securities, with a remaining availability of $1.3 billion at December 31, 2003. Additionally, FleetBoston and FNB have access to the Euro market under a $4.5 billion Euro MTN program. Availability under this program was $3 billion at December 31, 2003.

Note 9.    Capital Trusts

We have a number of statutory business trusts, of which we own all of the common securities. These trusts have no independent assets or operations, and exist for the sole purpose of issuing trust preferred securities and investing the proceeds thereof in an equivalent amount of junior subordinated debentures issued by FleetBoston.

The junior subordinated debentures, which are the sole assets of the trusts, are unsecured obligations of FleetBoston, and are subordinate and junior in right of payment to all present and future senior and subordinated indebtedness and certain other financial obligations of FleetBoston. The principal amount of subordinated debentures held by each trust equals the aggregate liquidation amount of its trust preferred securities and its common securities. The subordinated debentures bear interest at the same rate, and will mature on the same date, as the corresponding trust securities. We fully and unconditionally guarantee each trust’s obligations under the trust securities. Additional information concerning restrictions on our ability to obtain funds from our subsidiary banks is provided in Note 12.

All of the junior subordinated debentures may be prepaid at the option of FleetBoston, in whole or in part, on or after their respective prepayment dates. Upon the repayment of the junior subordinated debentures, the trusts shall simultaneously apply the proceeds from such repayment to redeem the trust securities.

We had historically included the trusts and trust preferred securities in our consolidated financial statements.

During the fourth quarter of 2003, we completed our evaluation of these trusts in light of the provisions of Interpretation No. 46, and determined that consolidation was no longer appropriate. Accordingly, we deconsolidated all of the trusts and related trust preferred securities on December 31, 2003.

The following table sets forth a summary of the outstanding junior subordinated debentures and related trust preferred securities at December 31, 2003 and 2002.

Name of Trust:	Issue Date	Principal Amount of Junior Subordinated Debentures		Stated Maturity	Earliest Redemption Date	Per Annum Interest Rate	Aggregate Amount of Trust Preferred Securities(c)

(in millions)		2003	2002				2003	2002

BankBoston Capital Trust I	November 1996	$258	$258	2026	December 15, 2006	8.25%	$250	$250
Fleet Capital Trust I(a)	February 1997	—	86	2027	April 15, 2001	8.00%	—	84
Summit Capital Trust I	March 1997	155	155	2027	March 15, 2007	8.40%	150	150
BankBoston Capital Trust II	December 1996	258	258	2026	December 15, 2006	7.75%	250	250
Fleet Capital Trust II	December 1996	258	258	2026	December 15, 2006	7.92%	250	250
BankBoston Capital Trust III	June 1997	258	258	2027	June 15, 2007	floating-rate (b)	250	250
Fleet Capital Trust III(a)	January 1998	—	124	2028	March 31, 2003	7.05%	—	120
BankBoston Capital Trust IV	June 1998	258	258	2028	June 8, 2003	floating-rate (b)	250	250
Fleet Capital Trust IV(a)	April 1998	—	154	2028	March 31, 2003	7.17%	—	150
Fleet Capital Trust V	December 1998	258	258	2028	December 18, 2003	floating-rate (b)	250	250
Fleet Capital Trust VI	June 2000	309	309	2030	June 30, 2005	8.80%	300	300
Fleet Capital Trust VII	September 2001	515	515	2031	Sept. 17, 2006	7.20%	500	500
Fleet Capital Trust VIII	March 2002	550	550	2032	March 8, 2007	7.20%	534	534
Fleet Capital Trust IX	July 2003	180	—	2033	July 31, 2008	6.000%	175	—

Total		$3,257	$3,441				$3,159	$3,338

(a)	Redeemed in May 2003.
(b)	The interest rates on the BankBoston Capital Trust III and IV and Fleet Capital Trust V trust preferred securities were 1.92%, 1.78% and 2.07%, respectively, at December 31, 2003 and 2.16%, 2.02% and 2.41%, respectively, at December 31, 2002.
(c)	The trust preferred securities were not included in our December 31, 2003 financial statements.

Note 10.    Commitments and Contingencies

We have obligations under a number of noncancelable operating leases for premises and equipment. The minimum annual rental commitments under these leases at December 31, 2003, exclusive of taxes and other charges, were as follows: $267 million in 2004; $240 million in 2005; $207 million in 2006; $173 million in 2007; $141 million in 2008; and $469 million in 2009 and thereafter. Total rental expense for 2003, 2002 and 2001, including cancelable and noncancelable leases, amounted to $318 million, $312 million, and $293 million, respectively.

Certain leases contain escalation clauses, which correspond with increased real estate taxes and other operating expenses, and renewal options calling for increased rents as the leases are renewed. No restrictions are imposed by any lease agreement regarding the payment of dividends, additional debt financing, or entering into further lease agreements.

The following table presents our commitments at December 31, 2003 and 2002. These commitments are not included in our consolidated balance sheet.

Commitments

	Contractual Amount
December 31	2003		2002
In millions

Commitments to extend credit:
Commercial	$60,020		$65,285
Credit card	78,990		67,599
Other consumer	15,444		12,244
Financial standby and performance letters of credit, financial guarantees and foreign office guarantees (net of participations)	13,043	(a)	11,968
Commercial letters of credit	2,016		1,845
Securities lent under stock borrowing, customer and non-customer agreements	5,692		4,275
Other commercial commitments	1,157		1,610

(a)	Included $7.7 billion, $4 billion and $1.3 billion expiring in under one year, in one to three years and after three years, respectively.

Commitments to extend credit are agreements to lend to customers in accordance with contractual provisions. These commitments usually are for specific periods or contain termination clauses and may require the payment of a fee. The total amounts of unused commitments do not necessarily represent future cash requirements, in that commitments often expire without being drawn upon.

Letters of credit and financial guarantees are agreements whereby FleetBoston guarantees the performance of a customer to a third party. Collateral may be required to support letters of credit in accordance with management’s evaluation of the creditworthiness of each customer. The credit exposure assumed in issuing letters of credit and financial guarantees is essentially equal to that assumed in other lending activities.

We receive collateral under stock borrowing, customer and non-customer agreements, which we have the ability to sell or repledge. As of December 31, 2003, we had received collateral, primarily in connection with securities borrowed and customer margin loans, with a market value of $8.2 billion, which we can sell or repledge. Of this amount, $5.7 billion, reflected in the preceding table, had been pledged or sold as of December 31, 2003, in connection with securities lent, bank borrowings and deposits with clearing organizations. As of December 31, 2002, such amounts were $6.6 billion and $4.3 billion, respectively.

Other commercial commitments represent unfunded commitments of our Principal Investing business unit. Such commitments relate to fund investments and are drawn down periodically throughout the life of the respective fund.

In the normal course of business, we enter into numerous agreements that contain features which meet the definition of a guarantee under FASB Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others.” The Interpretation defines a guarantee to be a contract that contingently requires us to make payments (either in cash, financial instruments, other assets, shares of our stock or provision of services) to a third party based on specified changes in an underlying variable that is related to an asset, a liability or an equity security of the related party. Significant guarantees provided by FleetBoston to third parties include standby financial and performance letters of credit and financial guarantees, which are discussed above, as well as credit derivatives, market value guarantees for customers, and earn-out agreements associated with business combinations, all of which are discussed below.

At December 31, 2003, financial standby and performance letters of credit and financial guarantees, net of participations, amounted to $13 billion, compared to $12 billion at December 31, 2002. Of the $13 billion at December 31, 2003, $7.7 billion expires in 2004, $4 billion in 2005 through 2007 and $1.3 billion in 2008 and thereafter. The aggregate carrying amount of the liability related to these contracts was approximately $171 million at December 31, 2003 compared to $59 million at December 31, 2002.

Credit derivatives and market value guarantees, collectively derivative contracts, are entered into in the normal course of business to satisfy the investment and risk management needs of our customers. Certain of these contracts, which are more fully described in Note 13, contingently require us to pay amounts based upon changes in market prices and interest rates and the occurrence of specified credit events. These derivative contracts include credit derivatives for the sale of credit protection, and written options, such as interest rate options, foreign exchange rate options, precious metal options and equity security options.

With respect to credit derivatives, the maximum potential amount that we could be required to pay equals the aggregate notional value of the contracts, which totaled $7 billion and $3.6 billion at December 31, 2003 and 2002, respectively, including $2 billion and $2.2 billion, respectively, related to commercial paper conduits, which are more fully discussed in Note 17. Because of the nature of certain written options, the maximum potential payment is not quantifiable. To minimize these customer-driven risk exposures, we enter into offsetting derivative positions.

At December 31, 2003 and 2002, the aggregate fair value of these credit derivatives and written option contracts of $1.3 billion and $1.6 billion, respectively, was included in trading liabilities in the consolidated balance sheet, and the remaining maturity of these contracts ranged from less than one month to thirty years. Offsetting derivative positions are included in trading assets in the consolidated balance sheet, and are carried at fair value.

In connection with a business combination, we may agree to pay consideration contingent on specified events in the future, under an “earn-out agreement.” At December 31, 2003 and 2002, we were contingently liable to pay approximately $80 million and $270 million, respectively, under such agreements, and had recorded a liability in our consolidated balance sheet of approximately $75 million at both December 31, 2003 and 2002. The measurement period for the earn-out agreements remaining at December 31, 2003 expires within two years.

We have fully and unconditionally guaranteed a number of capital trust obligations under trust preferred securities. For additional information, refer to Note 9.

In addition to the specific guarantees discussed above, in the normal course of business, we enter into various agreements that provide general indemnifications. These indemnification agreements typically occur in connection with sales of assets; merger, acquisition and divestiture transactions; securities offerings; leasing activities and service contracts. These indemnification agreements typically require us to compensate the counterparty for various costs, including costs incurred as a result of changes in laws and regulations (including tax legislation) or in the interpretations of such laws and regulations, and as a result of litigation that may be suffered by the counterparty as a consequence of the transaction. The indemnification agreements normally extend over unspecified time periods, and do not provide a limit for the maximum potential amount of payments. Historically, any payments made by us under such indemnification agreements have been insignificant; as a result, we have recorded no liability in our consolidated financial statements for general indemnifications.

We are involved in various legal proceedings arising out of, and incidental to, our respective businesses, including the following matters.

As we reported in our September 30, 2003 10-Q, the New York Stock Exchange, or “NYSE,” and the SEC have been conducting an investigation of whether trading practices by specialist firms, including Fleet Specialist, Inc., violated certain NYSE rules and associated securities laws and regulations. Fleet Specialist has been cooperating with the SEC and NYSE and has been in discussion with the staffs of both organizations to try to resolve the issues raised by this investigation. On February 17, 2004, Fleet Specialist and certain other specialist firms reached an agreement in principle with the SEC and NYSE to settle charges that the firms violated certain federal securities laws and NYSE rules in the course of their specialist trading activity. The settlement, which would involve no admission or denial of wrongdoing, is subject to, among other things, approval by the SEC and NYSE and negotiation of definitive documentation. The settlement, if consummated, would involve relief ordered as part of an administrative proceeding that is expected to include restitution and penalties for Fleet Specialist totaling approximately $59.4 million, a censure, cease and desist order, and an undetermined form of undertaking. The settlement would not resolve potential regulatory charges against individuals.

Separately, putative class action complaints have been filed in New York federal district court against Fleet Specialist, FleetBoston and other specialist firms (and their parent companies) on behalf of investors who traded stock on the NYSE between 1998 and 2003 and were allegedly disadvantaged by the improper practices of the specialist firms. Also, a putative class action complaint has been filed in California state court against certain specialist firms and individuals, including Fleet Specialist and certain of its officers, alleging violation of California state law in connection with the same alleged practices. The settlement with the SEC and NYSE, described above, would not resolve the putative class actions, although a significant portion of the payment is expected to be allocated to restitution for allegedly disadvantaged customers.

As we reported in previous SEC filings, in September 2003, FleetBoston subsidiaries began receiving subpoenas and information requests from the New York Attorney General, the SEC, the NASD and the Massachusetts Securities Division for documents and information regarding late trading and market timing activity in mutual funds. FleetBoston and its subsidiaries have been cooperating with these investigations, while at the same time continuing their own examination of these matters, reviewing policies, processes and personnel, and taking appropriate remedial action when called for.

On February 24, 2004, the SEC filed a civil action in the Massachusetts federal district court against two FleetBoston subsidiaries, Columbia Management Advisors, Inc. and Columbia Funds Distributor, Inc., alleging that these two entities allowed certain customers to engage in short-term or excessive trading without disclosing this fact in the relevant fund prospectuses. The complaint alleges violations of federal securities laws in relation to at least nine trading arrangements pertaining to these customers during the period 1998-2003, and requests injunctive and monetary relief.

A similar action was filed the same day in New York state court by the New York Attorney General, claiming relief under New York state statutes. The subsidiaries are engaged in discussions with the SEC and the New York

Attorney General in an effort to reach a satisfactory resolution of these matters. In addition, FleetBoston subsidiaries are responding to subpoenas and requests for information from banking and other regulatory and law enforcement agencies. Separately, putative class actions have been filed in the Massachusetts federal district court on behalf of those persons who acquired shares in the Columbia funds between February 13, 1999 and January 14, 2004, alleging violations of federal securities laws in relation to unspecified “market timing” arrangements.

Management of FleetBoston, based on its review with counsel of all actions and proceedings pending against FleetBoston and its subsidiaries, considers that the aggregate loss, if any, resulting from the final outcome of these proceedings should not be material to our financial condition or annual results of operations. However, the outcome of a particular proceeding may be material to our results of operations for a particular quarterly period, depending on the size of the loss or liability relative to our earnings for that quarterly period. For information about contingencies related to income taxes, refer to Note 16.

Note 11.	Preferred Stock, Common Stock and Earnings Per Common Share

Preferred Stock

As of December 31, 2003 and 2002, we had outstanding 382,450 shares (690,000 shares authorized) of Series VI 6.75% perpetual preferred stock, and 700,000 shares (805,000 shares authorized) of Series VII 6.60% cumulative preferred stock, both series at a stated value of $250 per share. Ownership in each series of preferred stock is held in the form of depositary shares.

Dividends on outstanding preferred stock issues are payable quarterly. Holders of the Series VII preferred stock are entitled to receive dividends at the rate of 6.60% per annum, payable quarterly, through April 1, 2006. After April 1, 2006, the rate will adjust based on a U.S. Treasury security rate. All of the preferred stock outstanding has preference over our common stock with respect to the payment of dividends and distribution of our assets in the event of a liquidation or dissolution. Except in certain circumstances, the holders of preferred stock have no voting rights.

We may redeem the Series VI and Series VII preferred stock, in whole or in part, at our option, at $250 per share, plus accrued and unpaid dividends, if any, on or after April 15, 2006 for Series VI and on or after April 1, 2006 for Series VII.

Common Stock and Earnings Per Common Share

The following table presents our calculation of earnings per common share for 2003, 2002 and 2001:

Year ended December 31	2003		2002		2001

Dollars in millions, except share and per share amounts	Basic	Diluted	Basic	Diluted	Basic	Diluted

Average shares outstanding	1,048,741,110	1,048,741,110	1,045,336,201	1,045,336,201	1,074,203,742	1,074,203,742
Additional shares due to:
Stock options and awards	—	5,370,556	—	3,397,714	—	9,334,970
Warrants	—	—	—	—	—	137,353

Total equivalent shares	1,048,741,110	1,054,111,666	1,045,336,201	1,048,733,915	1,074,203,742	1,083,676,065

Earnings per share:

Income from continuing operations	$2,555	$2,555	$1,524	$1,524	$ 968	$ 968
Less preferred stock dividends	(18)	(18)	(18)	(18)	(27)	(27)

Income from continuing operations available to common stockholders	$2,537	$2,537	$1,506	$1,506	$ 941	$ 941

Total equivalent shares	1,048,741,110	1,054,111,666	1,045,336,201	1,048,733,915	1,074,203,742	1,083,676,065

Earnings per share – continuing operations	$ 2.42	$ 2.41	$ 1.44	$ 1.44	$ .88	$ .87

Income/(loss) from discontinued operations	$ 43	$ 43	$ (336)	$ (336)	$ (37)	$ (37)

Total equivalent shares	1,048,741,110	1,054,111,666	1,045,336,201	1,048,733,915	1,074,203,742	1,083,676,065

Income/(loss) per share – discontinued operations	$ .04	$ .04	$ (.32)	$ (.32)	$ (.04)	$ (.04)

Net income	$2,598	$2,598	$1,188	$1,188	$ 931	$ 931
Less preferred stock dividends	(18)	(18)	(18)	(18)	(27)	(27)

Net income available to common stockholders	$2,580	$2,580	$1,170	$1,170	$ 904	$ 904

Total equivalent shares	1,048,741,110	1,054,111,666	1,045,336,201	1,048,733,915	1,074,203,742	1,083,676,065

Earnings per share – net income	$ 2.46	$ 2.45	$ 1.12	$ 1.12	$ .84	$ .83

Outstanding common stock options and awards to purchase 58.3 million, 83.1 million and 15.8 million shares of common stock were outstanding at December 31, 2003, 2002, and 2001, respectively, and were excluded from the calculation of diluted earnings per common share because the impact of such options and awards was antidilutive.

In 2000, FleetBoston’s Board of Directors, or “Board,” declared a dividend of one preferred share purchase right, or “right,” for each outstanding share of our common stock. The purpose of the rights is to protect the interests of FleetBoston and its stockholders by reducing the risk that a potential acquirer will obtain complete or partial control of FleetBoston at an inadequate price or through the use of coercive takeover techniques. Under certain conditions, a right may be exercised to purchase one ten-thousandth of a share of our cumulative participating junior preferred stock at an exercise price of $175, subject to certain adjustments. In general, the rights would become exercisable if a party acquires 10% or more (in the case of certain qualified investors, 15% or more) of the issued and outstanding shares of our common stock, or after the commencement of a tender or exchange offer for 10% or more of the issued and outstanding shares.

When exercisable under certain conditions, each right would entitle the holder (other than the potential acquirer) to receive upon exercise of a right that number of shares of our common stock (or, in certain cases, the common stock of an acquiring company) having a market value of two times the exercise price of the right. The rights will expire in 2010 and may be redeemed in whole, but not in part, at a price of $.005 per share at any time prior to expiration or the acquisition of 10% of our common stock.

In October 2003, in connection with our merger agreement with Bank of America more fully described in Note 2, we amended the agreement under which the rights were issued to prevent the Bank of America merger agreement and other related agreements, as well as the merger with Bank of America, from triggering the provisions of the rights agreement.

As more fully discussed in Note 1, in connection with our adoption of SFAS No. 142, “Goodwill and Other Intangible Assets,” we discontinued the amortization of goodwill beginning January 1, 2002. The following table presents income and earnings per share on a continuing operations and net income basis for 2001, as if goodwill had not been amortized.

Adjusted Net Income and Earnings Per Share

Year ended December 31	2001
Dollars in millions, except per share amounts

Continuing operations:

Reported income from continuing operations available to common stockholders	$941
Add back goodwill amortization, net of applicable tax benefit	255

Adjusted income from continuing operations	$1,196

Basic earnings per share – continuing operations:

Reported earnings per share	$.88
Add back impact of goodwill amortization	.23

Adjusted earnings per share	$1.11

Diluted earnings per share – continuing operations:

Reported earnings per share	$.87
Add back impact of goodwill amortization	.23

Adjusted earnings per share	$1.10

Net income:

Reported net income available to common stockholders	$904
Add back goodwill amortization, net of applicable tax benefit	265

Adjusted net income	$1,169

Basic earnings per share – net income:

Reported earnings per share	$.84
Add back impact of goodwill amortization	.25

Adjusted earnings per share	$1.09

Diluted earnings per share – net income:

Reported earnings per share	$.83
Add back impact of goodwill amortization	.25

Adjusted earnings per share	$1.08

Note 12.    Regulatory Matters

Reserve Requirements.    At December 31, 2003 and 2002, cash and cash equivalents included $2.9 billion and $3.1 billion, respectively, to satisfy the reserve requirements of the Federal Reserve System and various foreign central banks.

Transaction and Dividend Restrictions.    FleetBoston’s banking subsidiaries are subject to restrictions under federal law that limit the transfer of funds by its subsidiary banks to FleetBoston and its non-banking subsidiaries. Such transfers by any subsidiary bank to FleetBoston or any non-banking subsidiary are limited in amount to 10% of such bank’s capital and surplus.

Various federal and state banking statutes limit the amount of dividends the subsidiary banks can pay to FleetBoston without regulatory approval. These regulations require the approval of bank regulatory authorities if dividends declared by banking subsidiaries exceed certain prescribed limits. Any dividend declaration by FleetBoston or any of its subsidiaries must consider additional factors such as the amount of current period net income, liquidity, asset quality profile, capital adequacy and economic conditions. Also, bank regulatory authorities have the authority to prohibit bank holding companies from paying dividends if they deem such payment to be an unsafe or unsound practice.

For 2004, aggregate dividend declarations by our banking subsidiaries without prior regulatory approval are limited to approximately $1.2 billion at December 31, 2003, plus an additional amount equal to their net profits, as defined, for 2004 up to the date of any dividend declaration. At December 31, 2003, the parent company had $4.2 billion of cash and cash equivalents with which to meet dividend declaration and other payment obligations. For more financial information with respect to the parent company, refer to Note 20.

Regulatory Capital.    As a bank holding company, we are subject to regulation by the Federal Reserve Board, the Office of the Comptroller of the Currency, or “OCC,” and the Federal Deposit Insurance Corporation, or “FDIC,” as well as state regulators. Under the regulatory capital adequacy guidelines and the Federal Deposit Insurance Corporation Improvement Act of 1991, or “FDICIA,” FleetBoston and its banking subsidiaries must meet specific capital requirements. These requirements are expressed in terms of the following ratios: (1) risk-based total capital (total capital/risk-weighted on- and off-balance sheet assets); (2) risk-based tier 1 capital (tier 1 capital/risk-weighted on- and off-balance sheet assets); and (3) leverage (tier 1 capital/adjusted average quarterly assets). To meet all minimum regulatory capital requirements, FleetBoston and its banking subsidiaries must maintain a risk-based total capital ratio of at least 8%, a risk-based tier 1 capital ratio of at least 4%, and a leverage ratio of at least 3%. Failure to meet minimum capital requirements can result in the initiation of certain actions that, if undertaken, could have a material effect on our consolidated financial statements. To be categorized as “well capitalized” under the prompt corrective action provisions of FDICIA, FleetBoston and its banking subsidiaries must maintain a risk-based total capital ratio of at least 10%, a risk-based tier 1 capital ratio of at least 6%, and a leverage ratio of at least 5%, and not be subject to a written agreement, order or capital directive with any of its regulators.

The following table presents our capital and capital ratio information as of December 31, 2003 and 2002:

Regulatory Capital Ratios(a)

December 31	2003		2002
Dollars in millions

Actual:
Tier 1 risk-based capital	$16,484	8.89%	$15,049	8.24%
Total risk-based capital	22,152	11.95	21,399	11.72
Leverage	16,484	8.67	15,049	8.27
Minimum regulatory capital standards:
Tier 1 risk-based capital	7,415	4.00	7,301	4.00
Total risk-based capital	14,829	8.00	14,603	8.00
Leverage	5,701	3.00	5,457	3.00

(a)	All ratios include discontinued operations.

As of December 31, 2003, each of our banking subsidiaries satisfied the requirements of the “well capitalized” category under the regulatory framework established by FDICIA. There are no conditions or events since that date that management believes have changed the capital category of these subsidiaries. The capital categories of each of our banking subsidiaries are determined solely for purposes of applying FDICIA’s provisions, and such capital categories may not constitute an accurate representation of the overall financial condition or prospects of any of our banking subsidiaries.

As registered broker/dealers and member firms of the NYSE, certain of our subsidiaries are subject to rules of both the SEC and the NYSE. These rules require these subsidiaries to maintain minimum levels of net capital, as defined, and may restrict them from expanding their business and declaring dividends if their net capital falls below specified levels. At December 31, 2003, these subsidiaries had aggregate net capital of approximately $826 million, which exceeded aggregate minimum net capital requirements by approximately $795 million.

Note 13.     Derivative Instruments

In the normal course of business, we enter into a variety of derivative contracts in connection with our balance sheet management and trading activities. These contracts, which are primarily interest rate and foreign exchange contracts, involve the management of interest rate and foreign exchange rate risk, and involve, to varying degrees, credit (repayment) risk and market risk. Credit risk is the possibility that a loss may occur if a counterparty to a transaction fails to perform according to the terms of the contract. Market risk is the sensitivity of income and capital to variations in interest rates, foreign exchange rates, equity prices, commodity prices and other market-driven rates or prices. The following discussion includes derivative instruments and hedging activities related to discontinued operations, the impact of which were insignificant for 2003 and 2002.

Balance Sheet Management Activities

In connection with balance sheet management activities, non-trading derivative financial instruments are used to manage market risk.

Interest rate risk, defined as the sensitivity of income or financial condition to variations in interest rates, is by far the most significant non-trading market risk to which our U.S. dollar denominated positions are exposed. We manage interest rate risk by identifying, quantifying and hedging our exposures, using fixed-rate portfolio securities and a variety of derivative instruments, most frequently interest rate swaps and options (e.g., interest rate caps and floors). When appropriate, forward rate agreements, options on swaps, and exchange-traded futures and options are also used.

Our non-U.S. dollar denominated assets and liabilities are primarily exposed to foreign exchange rate risk. The majority of this exposure stems from our operations in Latin America, primarily Brazil, and is managed through the use of foreign currency spot, forward, futures, option and swap contracts.

Fair Value Hedges.    Derivatives categorized as fair value hedges are utilized to convert fixed-rate debt to floating-rate debt, as part of the overall interest rate risk management process, and to reduce foreign currency risk related to foreign currency denominated assets.

For the year ended December 31, 2003, the ineffective portion of all fair value hedges was insignificant. For the year ended December 31, 2002, we recognized net pre-tax gains of approximately $18 million, which represented the ineffective portion of all fair value hedges. For 2003 and 2002, the ineffective portion was substantially related to hedges of fixed-rate debt, excluding the time value of option contracts and the interest rate differential on foreign currency forward contracts. The components of fair value excluded from the assessment of fair value hedge effectiveness for the years ended December 31, 2003 and 2002 were net pre-tax losses of approximately $4 million and $2.5 million, respectively. All components of each derivative’s gain or loss are included in the assessment of hedge effectiveness, unless otherwise noted.

Cash Flow Hedges.    Derivatives categorized as cash flow hedges are utilized primarily to convert floating-rate loans to fixed-rate loans, and to convert floating-rate, non-functional currency denominated assets to fixed-rate, functional currency denominated assets.

For the years ended December 31, 2003 and 2002, we recognized net pre-tax gains of approximately $3 million and $1.8 million, respectively, which represented the total ineffectiveness of all cash flow hedges.

Gains and losses on derivative contracts that are reclassified from accumulated other comprehensive income to current period earnings are included in the line item in which the hedged item is recorded. As of December 31, 2003, approximately $229 million of the deferred net after-tax gains on derivative instruments included in accumulated other comprehensive income is expected to be reclassified to earnings during the next twelve months. This expectation is based on the net discounted cash flows from derivative instruments hedging variable-rate assets, as well as the amortization of gains from the termination of cash flow hedge derivatives.

Hedges of Net Investments in Foreign Operations.    Derivatives categorized as hedges of net investments in foreign operations are utilized to protect the value of an investment against adverse exchange rate fluctuations. For the years ended December 31, 2003 and 2002, net after-tax losses related to these derivatives, recorded in the cumulative translation adjustments component of other comprehensive income, were approximately $9.7 million and $14 million, respectively.

Trading Activities

Trading activities create exposure to price risk, or the risk of loss of income arising from adverse changes in the value of financial instrument trading portfolios. This exposure arises in the normal course of our business as a financial intermediary. We enter into interest rate, foreign exchange, precious metals and credit derivative contracts, primarily to satisfy the investment and risk management needs of our customers. Credit derivative contracts are also provided to support commercial paper outstandings and funding commitments of conduits in connection with asset-backed commercial paper programs. Equity derivative contracts result mainly from market-making and underwriting activities.

With respect to credit derivatives, credit default swaps are used to transfer default risk, and include a premium that is paid by the transferor of credit risk to the investor. The contingent payment under the credit default swap is tied to the performance of the reference entity. Typical credit events include failure to pay obligations when due, bankruptcy and restructuring of debt. If a credit event occurs, the investor typically makes a payment based on either the physical settlement or the trading value of a loan, bond or senior unsecured debt of the reference entity. Total rate of return swaps are used to transfer credit risk by creating a synthetic credit asset. The investor receives the total return related to a reference asset in exchange for a funding charge.

The majority of our credit derivative trading portfolios consist of offsetting, or back-to-back, positions. Approximately half of these positions relate to our asset-backed commercial paper programs. These programs, which provide our customers access to liquidity, utilize SPEs that, at the request, or on behalf, of customers, may purchase financial assets directly from those customers or directly from third parties. We enter into back-to-back credit derivatives to effectively transfer the credit risk of the reference assets of the SPEs to our customers. The use of credit derivatives in connection with these commercial paper programs is discussed in Note 17.

Our price risk management process includes trading derivatives activities. This process identifies, measures, monitors and controls the effects of changes in interest rates, foreign exchange rates and equity prices on our results of operations and financial condition.

Credit Risk

The use of non-trading and trading derivatives creates exposure to credit risk. This credit exposure relates to accounting losses that would be recognized if the counterparties completely failed to perform their obligations. The amount of credit exposure can be estimated by calculating the cost to replace all profitable derivative contracts, on a present value basis and at current market prices. To manage our level of credit exposure, we deal only with counterparties of good credit standing, we establish counterparty credit limits, in certain cases we have the ability to require securities collateral, and we enter into master netting agreements whenever possible. Reserves related to credit exposure associated with derivative instruments, which are not significant, are included in other liabilities in our consolidated balance sheet.

Non-trading derivative instruments, other than those used for foreign exchange, had credit exposure of $145 million at December 31, 2003, compared to $1.1 billion at December 31, 2002. Foreign exchange derivative instruments had credit exposure of $21 million at December 31, 2003, compared to $63 million at December 31, 2002. Trading derivatives had credit exposure of $4.1 billion at December 31, 2003, compared to $4.6 billion at December 31, 2002.

Note 14.    Employee Benefits

Stock Incentive Plans

We maintain stock incentive plans for certain employees and for non-employee directors. The plans provide for the granting of stock options, restricted stock, stock appreciation rights and other stock-based awards.

Stock Options

Options to purchase common stock are granted at fair value on the grant date, generally vest over one- to five-year periods and expire at the end of six to ten years. Shares reserved for future issuance in connection with our stock plans, stock options and outstanding rights totaled 111 million at December 31, 2003.

Stock Options

December 31	2003		2002		2001

	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price

Outstanding at beginning of year	106,852,152	$31.74	105,461,385	$32.96	99,788,549	$31.97
Granted	210,017	30.16	14,870,692	23.18	21,350,337	34.26
Exercised	(13,764,426)	29.05	(3,406,586)	22.09	(12,049,061)	25.65
Expired/forfeited	(6,888,741)	35.33	(10,073,339)	34.96	(3,628,440)	36.56

Outstanding at end of year	86,409,002	$31.88	106,852,152	$31.74	105,461,385	$32.96

Options exercisable at year-end	71,517,521	$33.05	75,806,956	$32.83	67,165,949	$31.99

Stock Options Outstanding and Exercisable

December 31, 2003	Options Outstanding			Options Exercisable

Range of Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number Outstanding	Weighted Average Exercise Price

$ 3 - $20	3,358,012	1.5	$17.85	3,323,347	$17.84
$21 - $30	28,326,787	5.8	25.90	19,340,484	27.97
$31 - $34	29,429,948	6.7	33.68	24,194,491	33.84
$35 - $38	16,312,513	5.6	37.02	16,034,718	37.02
$39 - $53	8,981,742	4.7	40.69	8,624,481	40.69

	86,409,002	5.8	$31.88	71,517,521	$33.05

Restricted Stock Awards

We maintain stock plans under which key employees are awarded shares of our common stock or equivalent units, subject to certain vesting requirements.

Under the terms of our restricted stock and unit awards, employees are generally required to continue employment with us for a stated period after the award in order to become fully vested in the award. For certain restricted stock and unit awards, vesting is contingent upon, or will be accelerated if, certain pre-established performance goals are attained. The performance periods generally range from two to five years. During 2003, 2002, and 2001, grants of 2,432,624 shares or units, 3,857,394 shares, and 835,389 shares, respectively, of restricted stock were made. As of December 31, 2003, 2002, and 2001, unvested outstanding restricted shares and units totaled 5,187,818 shares or units, 4,518,686 shares and 2,939,710 shares, respectively, with average grant prices of $25.62, $28.80, and $37.14, respectively. Compensation expense recognized for restricted stock and units during 2003, 2002, and 2001 was $58 million, $50 million and $35 million, respectively.

Pro Forma Fair Value Information

We adopted SFAS No. 123, “Accounting for Stock-Based Compensation,” in 1996. As permitted by that standard at the time, we elected not to adopt the fair value accounting provisions of the standard and to continue to apply the provisions of APB No. 25, “Accounting for Stock Issued to

Employees.” In 2002, we adopted the fair value accounting provisions of SFAS No. 123, and, as permitted by SFAS No. 148, “Accounting for Stock-Based Compensation – Transition and Disclosure, an amendment to FASB Statement No. 123,” we elected to apply the provisions under the prospective method to stock options granted, modified or settled in fiscal year 2002 and future years. More information about our adoption of the fair value accounting provisions of SFAS No. 123 is provided in Note 1.

Had compensation expense for all of our stock options and stock awards been determined in accordance with the fair value accounting provisions of SFAS No. 123, our net income and diluted earnings per share would have been as follows:

Year ended December 31		2003	2002	2001
(in millions)

Net income	As reported	$2,598	$1,188	$931
	Pro forma	2,541	1,091	837

Diluted earnings	As reported	$2.45	$1.12	$.83
per share	Pro forma	2.39	1.02	.75

For determination of compensation expense and for the purpose of providing the pro forma disclosures required by SFAS No. 123 and No. 148, the fair value of each stock option and stock award was estimated on the date of grant using the Black-Scholes option pricing model, with the following weighted average assumptions:

Year ended December 31	2003	2002	2001

Dividend yield	4.7%	6.4%	3.8%
Volatility	31	37	35
Risk-free interest rate	3	3	4
Expected option life	4 years	4 years	5 years

The estimated weighted average grant date fair values per share of stock options granted and restricted stock granted were as follows:

Year ended December 31	2003	2002	2001

Stock options	$5.18	$4.23	$8.71
Restricted stock	25.65	26.55	38.87

Pension and Postretirement Benefit Plans

We maintain qualified noncontributory defined benefit pension plans covering substantially all domestic employees, as well as nonqualified noncontributory defined benefit plans for certain executives. The qualified plans are funded in compliance with the Employee Retirement Income Security Act of 1974 and the Internal Revenue Code of 1986, as amended. We also provide certain postretirement health and life insurance benefits for eligible retired domestic employees. Postretirement benefits are accrued over the service lives of the employees. The measurement date for all of our benefit plans is December 31.

The following tables summarize benefit obligation, asset activity, funded status and expense for the plans:

	Pension Benefits		Other Postretirement Benefits

December 31 In millions	2003	2002	2003	2002

Change in benefit obligation
Benefit obligation at beginning of year	$2,217	$2,152	$186	$193
Service cost	74	78	—	1
Interest cost	140	146	12	12
Participant contributions	—	—	21	16
Plan amendments	5	1	—	(4)
Acquisitions	—	7	—	—
Benefits paid	(186)	(166)	(43)	(39)
Actuarial loss/(gain)	110	(1)	16	7

Benefit obligation at end of year	$2,360	$2,217	$192	$186

Change in plan assets
Fair value of plan assets at beginning of year	$1,932	$2,304	$36	$42
Actual return on plan assets	470	(246)	8	(6)
Employer contributions	28	40	22	23
Participant contributions	—	—	21	16
Benefits paid	(186)	(166)	(43)	(39)

Fair value of plan assets at end of year	$2,244	$1,932	$44	$36

Reconciliation of funded status
Plan assets in excess/(deficit) of benefit obligation	$(116)	$(285)	$(148)	$(150)
Unrecognized actuarial loss	627	790	12	1
Unrecognized transition obligation	—	—	38	42
Unrecognized prior service cost	11	7	(8)	(9)

Net amount recognized	$522	$512	$(106)	$(116)

Prepaid pension cost	$740	$723	—	—
Accrued benefit liability, net	(338)	(307)	$(106)	$(116)
Intangible asset	35	34	—	—
Accumulated other comprehensive income	85	62	—	—

Net amount recognized	$522	$512	$(106)	$(116)

The accumulated benefit obligation for all defined benefit pension plans was $2,189 million and $2,044 million at December 31, 2003 and 2002, respectively.

The projected benefit obligation, accumulated benefit obligation, and fair value of plan assets for pension plans with accumulated benefit obligations in excess of plan assets were $364 million, $340 million and $1 million, respectively, as of December 31, 2003 and $330 million, $309 million, and $2 million, respectively, as of December 31, 2002. The net increase in accumulated other comprehensive income of $23 million in 2003 and $27 million in 2002 was due to an increase in the minimum pension liability.

We expect to contribute $30 million to the pension plans and $22 million to the postretirement plans in 2004.

Weighted Average Assumptions for Benefit Obligations

	Pension Benefits		Other Postretirement Benefits

Assumptions at year end December 31	2003	2002	2003	2002

Discount rate	6.00%	6.50%	6.00%	6.50%
Rate of compensation increase	4.75	5.00
Healthcare cost trend rate			12.00	12.00

Pension and Postretirement Benefit Expense

	Pension Benefits			Other Postretirement Benefits

Year ended December 31	2003	2002	2001	2003	2002	2001
Dollars in millions

Components of net periodic benefit expense/(income)
Service cost	$74	$78	$83	—	$1	$1
Interest cost	140	146	144	$12	12	15
Expected return on plan assets	(200)	(241)	(248)	(3)	(4)	(4)
Net amortization and recognized actuarial loss	5	5	6	4	3	4

Net periodic benefit expense/(income)	$19	$(12)	$(15)	$13	$12	$16

Assumptions for year ended December 31
Discount rate	6.50%	7.00%	7.50%	6.50%	7.00%	7.50%
Expected rate of return on plan assets	8.00	9.25	10.00	8.00	9.25	10.00
Rate of compensation increase	5.00	5.00	5.00
Healthcare cost trend rate				12.00	10.00	8.00

The healthcare cost trend rate is projected to decrease gradually over the next several years from 12% in 2004 to approximately 5% in 2011, and remain level thereafter. A 1% increase or decrease in the healthcare cost trend rate assumption does not have a significant effect on postretirement benefit obligation or expense.

Plan Assets

Target allocations are established based on periodic evaluation of risk/reward under various economic scenarios and with varying asset class allocations. The near-term and long-term impact on obligations and asset values are projected and evaluated for funding and financial accounting implications. Actual allocation and investment performance is reviewed quarterly. The current target allocation ranges, along with the actual allocation as of December 31, 2003 and 2002, respectively, are included in the following table.

Plan Assets	Long-Term Allocation Target	Actual Allocation year-end 2003	Actual Allocation year-end 2002

Equity securities	49% - 71%	72%	62%
Debt securities	18% - 28%	21	31
Real estate	0% - 10%	5	4
Other (primarily cash)	2% - 3%	2	3
Total	100%	100%	100%

The assumed expected return on assets considers the current level of expected returns on risk-free investments (primarily government bonds), the historical level of risk premium associated with the other asset classes in the portfolio and the expectation for future returns of each asset class. The expected return of each asset class is weighted based on the target allocation to develop the expected long- term rate of return on assets. This resulted in the selection of the 8.00% rate used in 2003 and to be used for 2004.

Defined Contribution Retirement Plans

We maintain defined contribution savings plans covering substantially all domestic employees. Our expense for these plans was $79 million, $79 million, and $81 million for 2003, 2002 and 2001, respectively.

Note 15.    Exit and Restructuring-Related Charges

2002 Restructuring and Exit-Related Accruals

During 2002, we recorded restructuring-related charges of $71 million, composed of personnel benefits, in connection with streamlining our operations and $426 million of exit-related costs in connection with discontinued operations, with $71 million of the restructuring charge and $154 million of the exit-related costs accrued and unpaid at December 31, 2002. We have classified the exit-related costs in discontinued operations in our income statement.

Of the remaining $71 million restructuring accrual, $46 million was paid during 2003 and 1,075 employees corresponding to this accrual left FleetBoston. In addition, we reversed $10 million of accruals for personnel-related benefits which we did not expect to be fully utilized.

During 2003, we utilized $124 million of the remaining $154 million exit-related accrual, consisting of payments of $17 million for personnel-related costs, $45 million for facilities costs, $15 million for contract cancellation costs and $47 million of other costs, primarily payments to settle investigations related to certain activities of Robertson Stephens. During 2003, we reversed $11 million of accruals for contract cancellations which we did not expect to be fully utilized. In addition, during the year we recorded an additional $11 million in facilities reserves. With respect to the exit-related accrual, 39 employees left FleetBoston during 2003.

2001 Restructuring Accruals

The remaining 2001 restructuring accrual of $77 million at December 31, 2002 consisted of unpaid accruals of $32 million, $32 million and $13 million related to the Summit and Liberty acquisitions and business unit restructurings, respectively. During 2003, we utilized $38 million of these accruals by paying $23 million of personnel benefits, $5 million of contract cancellation costs and $9 million of facilities-related costs and incurring $1 million of asset writedowns. In addition, 96 employees corresponding to these accruals left FleetBoston. During 2003, we reversed

$13 million of accruals for personnel benefits and $9 million for facilities-related costs which we did not expect to be fully utilized. The remaining unpaid accrual of $17 million at December 31, 2003 consisted of facilities-related costs related to the Summit acquisition.

The following table presents aggregate restructuring and exit cost accrual activity during the year ended December 31, 2003.

Exit and Restructuring Accrual Activity

	2002	2002	2001
In millions	Restructuring Accrual	Exit-Related Accrual	Restructuring Accruals

Balance at December 31, 2002	$71	$154	$77
Restructuring accrual	—	11	—
Restructuring reversals	(10)	(11)	(22)
Cash payments	(46)	(124)	(37)
Noncash writedowns	—	—	(1)

Balance at December 31, 2003	$15	$30	$17

Note 16.    Income Taxes

The components of income from continuing operations before income taxes, and income tax expense, are summarized below:

Income Before Income Taxes

Year ended December 31	2003	2002	2001
In millions

Income/(loss) before income taxes:
Domestic	$3,797	$2,940	$1,803
Foreign	164	(648)	(262)

Total income before income taxes	$3,961	$2,292	$1,541

Income Tax Expense

Year ended December 31	2003	2002	2001
In millions

Current income taxes:
Federal	$309	$529	$1,050
Foreign:
Based on income	189	134	162
Withheld on interest and dividends	44	67	84
State and local	105	53	106

Total current income taxes	$647	$783	$1,402

Deferred income tax/(benefit):
Federal	$627	$(59)	$(821)
State and local	132	44	(8)

Total deferred income tax/(benefit)	$759	$(15)	$(829)

Total income tax expense:
Federal	$936	$470	$229
Foreign	233	201	246
State and local	237	97	98

Applicable income tax expense	$1,406	$768	$573

Income tax expense for the years ended December 31, 2003, 2002 and 2001 varied from the amount computed by applying the statutory income tax rate to income before income taxes. A reconciliation between the statutory and effective tax rates follows:

Statutory Rate Analysis

Year ended December 31	2003	2002	2001

Tax at statutory rate	35.0%	35.0%	35.0%
Increases/(decreases) in taxes resulting from:
State and local income taxes, net of federal income tax benefit	3.9	2.8	4.1
Goodwill amortization	—	—	4.5
Low income housing tax credit	(2.3)	(3.6)	(4.0)
Other, net	(1.1)	(0.7)	(2.4)

Effective tax rate	35.5%	33.5%	37.2%

Significant components of our net deferred tax liability as of December 31, 2003 and 2002 are presented in the following table:

Net Deferred Tax Liability

December 31	2003	2002
In millions

Deferred tax assets:
Reserve for credit losses	$637	$1,051
Expenses not currently deductible	710	685
Employee benefits	236	162
Net unrealized available-for-sale securities losses	496	434
Other	242	337

Total gross deferred tax assets	2,321	2,669
Less: valuation allowance	98	88

Total deferred tax assets	$2,223	$2,581

Deferred tax liabilities:
Lease financing	$3,718	$3,312
Net unrealized gain on derivative instruments	201	253
Other	405	365

Total gross deferred tax liabilities	$4,324	$3,930

Net deferred tax liability	$2,101	$1,349

FleetBoston’s overall tax position is complex and requires careful analysis by management to estimate the expected realization of income tax assets and liabilities. Realization of deferred tax assets, including foreign tax credits, arises from carrybacks to prior taxable periods, levels of future taxable income, including net foreign source income in certain periods, realization of deferred tax liabilities, and the achievement of tax planning strategies. The deferred tax assets at December 31, 2003 included $171 million of foreign tax credits that will otherwise expire between the years 2005 through 2008. Management has determined that it is more likely than not that the deferred tax assets at December 31, 2003 can be realized. However, this determination involves estimates and assumptions about matters that are inherently uncertain, and unanticipated events or circumstances could cause actual results to differ from these estimates.

Given the nature of state tax laws, we believe that uncertainty remains concerning the realization of tax benefits in various state jurisdictions. We recorded cumulative state tax benefits for state net operating losses, net of federal taxes, of $36 million and $39 million as of December 31, 2003 and 2002, respectively. State valuation reserves of $98 million and $88 million have been reflected as of December 31, 2003 and 2002, respectively. Management continually monitors and evaluates the impact of current events and circumstances on the estimates and assumptions used in the recognition of deferred tax assets and the related tax positions.

In the normal course of business, we are subject to challenges from U.S. and non-U.S. tax authorities regarding amounts of tax due. These challenges may alter the timing or amount of taxable income or deductions, or the allocation of income among tax jurisdictions. The Internal Revenue Service, or “IRS,” is conducting an examination of our federal income tax returns for the years ended December 31, 1998, 1999, and 2000. The IRS has completed their examination of our federal income tax returns for the years ended December 31, 1995, 1996, and 1997, and has issued Notices of Proposed Adjustment with respect to our tax treatment of certain leveraged lease investments that were entered into during the examination years. Management believes that the proposed IRS adjustments are inconsistent with existing law and intends to vigorously defend our position. Resolution of these issues is not expected to have a significant impact on our financial position or results of operations.

Note 17.	Securitization of Assets and Special Purpose Entities

We use SPEs, including securitization trusts, commercial paper conduits and asset management vehicles, as a source of funding, to provide liquidity, and to provide financial services to our corporate customers.

The securitization of credit card receivables, commercial loans and home equity loans serves as a source of funding and as a liquidity management tool. At December 31, 2003 and 2002, securitization trusts sponsored by FleetBoston held aggregate assets of $17.5 billion and $18.2 billion, respectively, and had aggregate outstanding debt securities of $14.2 billion and $15.2 billion, respectively. Our retained interests in the net assets of the securitization trusts, which are not subordinated to investor interests, are included in loans and leases in our consolidated balance sheet. We also hold subordinated interests in these assets which provide credit enhancement to the investors in the outstanding debt securities. At December 31, 2003 and 2002, these subordinated interests included residual positions such as interest-only strips and certain subordinated principal balances of approximately $251 million and $280 million, respectively; accrued interest and fees receivable of approximately $212 million and $320 million, respectively; and other interests, including subordinated debt securities, overcollateralization positions and cash collateral accounts, of approximately $417 million and $317 million, respectively. The subordinated interests, which are included in our consolidated balance sheet, represent our maximum exposure related to the debt securities issued by the securitization trusts.

During 2003, we sold approximately $1.4 billion of commercial loans, $750 million of credit card receivables and $776 million of home equity loans in new securitization transactions, compared to approximately $2.3 billion of credit card receivables and approximately $1 billion of commercial loans in 2002. In 2001, we sold approximately $2.6 billion of credit card receivables and approximately $750 million of home equity loans. Gains recognized on new credit card securitizations and replenishment of revolving credit card securitization pools totaled approximately $148 million in 2003, $245 million in 2002 and $182 million in 2001. Gains recognized on commercial loan and home equity securitizations were not significant.

Key economic assumptions used in measuring the initial retained interests resulting from the securitizations completed in 2003, 2002 and 2001 were as follows:

2003	Commercial Loans	Credit Card Receivables	Home Equity Loans

Repayment speed (monthly rate)	5.56%	11.10%	2.13%
Weighted average life	8 months	5 months	18 months
Expected credit losses (annual rate)	.85%	6.75%	.15%
Discount rate	12.35%	12.00%	12.00%

2002

Repayment speed (monthly rate)	5.88%	11-13%	—
Weighted average life	8 months	5 months	—
Expected credit losses (annual rate)	.49%	6-7%	—
Discount rate	12.35%	8-12%	—

2001

Repayment speed (monthly rate)	—	10-12%	2.13%
Weighted average life	—	5 months	18 months
Expected credit losses (annual rate)	—	5-7%	.15%
Discount rate	—	7-10%	12.00%

The monthly repayment speed assumptions are determined through a combination of historical experience, and a forecast based on an assessment of the characteristics of the loans in the securitized pool. The annual expected credit loss assumptions are based on forecasts of expected credit losses of loans in the securitized pool, using forecasting techniques similar to those utilized in determining the reserve for credit losses. The discount rate assumption is determined utilizing the current level of interest rates and a premium based on a reasonable assessment of risk inherent in the future performance of the securitized loans.

The value of our retained subordinated interests is subject to credit, prepayment and interest rate risks related to the transferred assets. At December 31, 2003, key economic assumptions and the reduction in the fair value of residual positions, including interest-only strips and certain subordinated principal balances, caused by immediate adverse changes in those assumptions are presented in the following table. Adverse changes in key economic assumptions would not have a significant impact on the fair value of the other subordinated interests described earlier in this Note. Accordingly, these interests are not included in the sensitivity analysis presented below.

December 31, 2003	Commercial Loans	Credit Card Receivables	Home Equity Loans
Dollars in millions

Carrying value of residual positions	$125.6	$100.2	$25.4
Repayment speed (monthly rate)	5.88%	12.50%	2.38%
Impact of 10% change	—	$7.3	$2.1
Impact of 20% change	$.4	$13.3	$3.9
Expected credit losses (annual rate)	.45%	7.50%	.15%
Impact of 10% change	$1.2	$22.6	$.2
Impact of 20% change	2.4	44.3	.4
Discount rate	12.35%	12.00%	12.00%
Impact of 10% change	$1.5	$.3	$.4
Impact of 20% change	3.0	.6	.8

The sensitivities presented above are hypothetical and are presented for illustrative purposes only. Changes in fair value based on a change in assumptions generally cannot be extrapolated because the relationship of the change in assumption to the change in fair value may not be linear. The changes in assumptions presented in the above table were calculated without changing any other assumption; in reality, changes in one assumption may result in changes in another, which may magnify or counteract the sensitivities. For example, changes in market interest rates may simultaneously impact repayment speed, credit losses and the discount rate.

The table below summarizes certain cash flows received from and paid to securitization trusts for the years ended December 31, 2003, 2002 and 2001.

December 31, 2003	Commercial Loans	Credit Card Receivables	Home Equity Loans
In millions

Proceeds from new securitizations	$1,247	$737	$774
Proceeds from replenishment of revolving securitization pools and reinvested collections	2,416	14,655	240
Servicing fees received	5	182	4
Other cash flows received on retained interests, including excess spread, interchange and interest on reserve accounts	44	473	19
Purchases of credit-impaired assets	(5)	—	—

December 31, 2002

Proceeds from new securitizations	$965	$2,260	—
Proceeds from replenishment of revolving securitization pools and reinvested collections	2,258	12,952	$141
Servicing fees received	1	187	3
Other cash flows received on retained interests, including excess spread, interchange and interest on reserve accounts	52	603	13
Purchases of credit-impaired assets	(117)	—	—

December 31, 2001

Proceeds from new securitizations	—	$2,505	$747
Proceeds from replenishment of revolving securitization pools and reinvested collections	$3,247	12,708	123
Servicing fees received	5	177	2
Other cash flows received on retained interests, including excess spread, interchange and interest on reserve accounts	53	490	10
Purchases of credit-impaired assets	(237)	—	—

The following table presents information about managed and securitized domestic credit card receivables as of and for the years ended December 31, 2003 and 2002.

In millions	Total Receivables		30 days or more past due		Net Credit Losses
December 31	2003	2002	2003	2002	2003	2002

Total loans managed	$16,932	$16,328	$632	$673	$979	$845
Less: loans securitized	9,319	10,434	392	439	663	587

Total loans owned	$7,613	$5,894	$240	$234	$316	$258

Securitized commercial and home equity loans totaled approximately $4.1 billion and $884 million, respectively, at December 31, 2003, and approximately $4.6 billion and $441 million, respectively, at December 31, 2002. These balances, which are not included in our consolidated balance sheet, were not significant to owned commercial and home equity loan balances at either year-end. Refer to Note 4 for owned commercial and home equity loan balances.

We also securitize certain lease financing receivables, which totaled approximately $525 million and $682 million at December 31, 2003 and 2002, respectively, through third party conduits. The lease financing receivables are first sold to a bankruptcy-remote subsidiary of FleetBoston, which then sells an interest in the receivables to third party conduits. The conduits, in turn, sell commercial paper to investors to fund the purchase of the receivables from FleetBoston. At FleetBoston’s option, cash proceeds received from lessees can be reinvested by the conduits in additional lease receivables originated by FleetBoston.

We hold retained subordinated interests in the lease receivables, primarily in the form of overcollateralization positions, which provide credit enhancement to the third party conduits. These retained interests, which totaled $29 million and $36 million at December 31, 2003 and 2002, respectively, are included in our consolidated balance sheet and represent our maximum risk exposure associated with the lease receivables. The assets sold to the conduits are not included in our consolidated balance sheet.

In 2003, we acquired a portfolio of credit card receivables which were previously securitized, in a transaction that we accounted for as a secured borrowing. At December 31, 2003, the securitization trust held $1.4 billion of receivables and had $.8 billion of outstanding debt, which are included in loans and leases and long-term debt, respectively, in our consolidated balance sheet. We hold subordinated interests in the securitized assets, including subordinated receivables and cash collateral accounts, which had an aggregate carrying value of $305 million at December 31, 2003, that provide additional credit enhancement to the investors.

We provide access to liquidity for our corporate customers through asset-backed commercial paper conduits. These conduits, at the request, or on behalf, of customers, may purchase financial assets directly from those customers or from third parties, or make loans secured by the financial assets of customers. In accordance with the guidance under FASB Interpretation No. 46, we consolidated one of these conduits on December 31, 2003. Additional information concerning the assets of this conduit is provided below.

With respect to the conduits that remain off-balance sheet, at December 31, 2003, the conduits had aggregate assets of approximately $2.9 billion, primarily loans and debt securities, and aggregate liabilities outstanding, composed primarily of commercial paper, of $2.9 billion, compared to aggregate assets of approximately $3.6 billion, primarily loans and debt securities, and aggregate liabilities outstanding, composed primarily of commercial paper, of $3.6 billion at December 31, 2002. Based on commitments of the conduits to their customers at December 31, 2003, the conduits could be required to provide additional funding totaling $843 million, compared to $887 million at December 31, 2002. We do not sell our own assets to these conduits. Investors in commercial paper issued by the conduits receive direct credit support from FleetBoston in the form of credit derivative contracts, which had a notional amount of $2 billion and $2.2 billion at December 31, 2003 and 2002, respectively, or financial standby letters of credit, which totaled approximately $19 million and $106 million at December 31, 2003 and 2002, respectively. To mitigate risk, we have entered into offsetting credit derivative contracts with third parties, and held collateral totaling $405 million and $734 million at December 31, 2003 and 2002, respectively.

We provide asset management and related services to other SPEs which invest in financial assets, such as loans and bonds, on behalf of third parties. Assets under management totaled approximately $3.5 billion and $3.4 billion at December 31, 2003 and 2002, respectively. We generally do not sell our own assets to these asset management vehicles, nor do we guarantee the obligations or otherwise provide credit enhancements to them. At December 31, 2003 and 2002, FleetBoston held equity investments in these vehicles of approximately $16 million and $18 million, respectively. FleetBoston provides backup liquidity lines, which totaled $76 million and $95 million at December 31, 2003 and 2002, respectively, to two of these vehicles. No amounts were outstanding under these liquidity lines at either year-end. FleetBoston has no other exposure to loss associated with these asset management vehicles, and their assets and liabilities are not included in our consolidated balance sheet.

On December 31, 2003, in accordance with our adoption of FASB Interpretation No. 46, we consolidated one commercial paper conduit which had aggregate assets of approximately $2.1 billion at December 31, 2003, compared to $2.9 billion at December 31, 2002. The assets of the conduit are generally of investment grade quality, and include securities and other earning assets that are typically secured by financial assets such as leases and trade receivables. These assets are included in the captions “securities” and “other assets” in our December 31, 2003 consolidated balance sheet. Investors in the conduit receive direct credit support from FleetBoston in the form of financial standby letters of credit, which totaled approximately $129 million and $175 million at December 31, 2003 and 2002, respectively.

Note 18.    Line of Business Information

FleetBoston is organized via a customer-focused organizational structure that includes five lines of business: Personal Financial Services, National Commercial Financial Services, Regional Commercial Financial Services and Investment Management, International Banking and Capital Markets. Personal Financial Services includes consumer banking, small business and the credit card unit. National Commercial Financial Services includes specialized finance and national banking. Regional Commercial Financial Services and Investment Management includes regional commercial financial services and investment management. The International Banking unit includes our international operations, the largest of which are in Brazil and Argentina. Capital Markets includes Fleet Specialist/Execution and Clearing and Principal Investing. All Other includes our Treasury unit, as well as transactions not allocated to the principal business lines, the residual impact of methodology allocations, such as the provision for credit losses, credit loss reserves and equity, and funds transfer pricing offsets.

The financial performance of our lines of business is monitored by an internal profitability measurement system. Periodic financial statements are produced and reviewed by senior management. Funds transfer pricing is used to assign interest income and interest expense to each line of business on a matched funding concept based on each business’s net asset or liability position. Within business units, assets, liabilities and equity are match-funded utilizing similar maturity, liquidity and repricing information. We have developed a risk-adjusted methodology that quantifies risk types (e.g., credit and operating risk) within business units and assigns capital accordingly. Management reporting methodologies are in place for assigning expenses that are not directly incurred by businesses, such as overhead, operations and technology expense. These methodologies are periodically refined and results are restated to reflect methodological and/or management organizational changes.

The provision for credit losses is generally allocated to business lines on an “expected loss” basis. Expected loss is an estimate of the average loss rate that individual credit portfolios will experience over an economic cycle, based on our historical loss experience and various market data. This economic cycle methodology differs from the methodology used to determine our consolidated provision for credit losses for any given period, which is based on an evaluation of the adequacy of the reserve for credit losses considering the risk characteristics of the portfolio at a point in time. The difference between the sum of the provisions for each line of business determined using this methodology and the consolidated provision is included in All Other.

The Treasury unit is responsible for the balance sheet management function, which consists of managing our wholesale funding needs, the structural non-trading interest rate risk inherent in our banking franchise and our capital levels.

The following table presents financial information for our lines of business for 2003, 2002 and 2001, on a fully taxable equivalent basis. Consolidated net interest income and income taxes include tax-equivalent adjustments of $51 million, $63 million, and $57 million for 2003, 2002 and 2001 respectively. Information for 2002 and 2001 is presented on a basis consistent with 2003, and, as such, results have been reclassified to reflect changes in our organizational structure and internal management reporting methodologies implemented during 2003.

Lines of Business

Year ended December 31, 2003 In millions	Personal Financial Services	National Commercial Financial Services	Regional Commercial Financial Services and Investment Management	International Banking	Capital Markets	All Other(a)	Discontinued Operations	FleetBoston Financial Corporation

Income statement data:
Net interest income	$4,028	$1,638	$957	$688	$(32)	$(832)	na	$6,447
Noninterest income	1,508	936	1,489	300	271	587	na	5,091

Total revenue	5,536	2,574	2,446	988	239	(245)	na	11,538
Provision for credit losses	1,072	314	145	67	2	(575)	na	1,025
Noninterest expense	2,957	886	1,558	739	265	96	na	6,501
Income tax expense/(benefit)	491	548	299	70	(17)	66	na	1,457

Income/(loss) from continuing operations	1,016	826	444	112	(11)	168	na	2,555

Income from discontinued operations	na	na	na	na	na	na	$43	43

Net income/(loss)	$1,016	$826	$444	$112	$(11)	$168	$43	$2,598

Balance sheet data:
Average total assets	$52,281	$53,660	$24,713	$18,085	$9,452	$36,044	$322	$194,557

Other financial data (pre-tax):
Depreciation and amortization	$200	$16	$32	$57	$12	$229	na	$546

Year ended December 31, 2002
In millions

Income statement data:
Net interest income	$3,950	$1,756	$1,022	$741	$(49)	$(937)	na	$6,483
Noninterest income	1,507	829	1,482	(155)	300	1,073	na	5,036

Total revenue	5,457	2,585	2,504	586	251	136	na	11,519
Provision for credit losses	927	482	167	437	2	745	na	2,760
Noninterest expense	2,924	830	1,512	709	340	89	na	6,404
Income tax expense/(benefit)	559	507	333	(179)	(32)	(357)	na	831

Income/(loss) from continuing operations	1,047	766	492	(381)	(59)	(341)	na	1,524

Loss from discontinued operations	na	na	na	na	na	na	$(336)	(336)

Net income/(loss)	$1,047	$766	$492	$(381)	$(59)	$(341)	$(336)	$1,188

Balance sheet data:
Average total assets	$41,765	$61,090	$27,026	$22,351	$9,930	$24,619	$3,085	$189,866

Other financial data (pre-tax):
Depreciation and amortization	$208	$17	$38	$58	$18	$213	na	$552
Restructuring-related charges	—	—	—	—	—	71	na	71

Year ended December 31, 2001
In millions

Income statement data:
Net interest income	$4,029	$1,973	$960	$1,210	$(64)	$(764)	na	$7,344
Noninterest income	1,766	773	1,214	244	(427)	985	na	4,555

Total revenue	5,795	2,746	$2,174	1,454	(491)	221	na	11,899
Provision for credit losses	977	449	158	863	23	(146)	na	2,324
Noninterest expense	2,843	856	1,371	959	435	1,513	na	7,977
Income tax expense/(benefit)	723	569	259	(165)	(363)	(393)	na	630

Income/(loss) from continuing operations	1,252	872	386	(203)	(586)	(753)	na	968

Loss from discontinued operations	na	na	na	na	na	na	$(37)	(37)

Net income/(loss)	$1,252	$872	$386	$(203)	$(586)	$(753)	$(37)	$931

Balance sheet data:
Average total assets	$39,275	$67,749	$27,111	$26,887	$11,509	$31,142	$5,258	$208,931

Other financial data (pre-tax):
Depreciation and amortization	$197	$17	$24	$73	$24	$622	na	$957
Merger– and restructuring-related charges	—	—	—	—	—	549	na	549
Gains from merger-related branch divestitures	77	—	—	—	—	353	na	430

(a)	Average total assets allocated to All Other primarily consisted of residential mortgage loans and securities managed by the Treasury unit.

na – not applicable

All Other had net revenue of $(245) million in 2003 and $136 million in 2002. Revenue from our Treasury unit of $534 million in 2003 and $843 million in 2002, which was included in All Other, was offset by the residual impact of credit card securitizations. We service approximately $16.9 billion of managed (both securitized and owned) domestic credit card receivables. Since we internally manage, and accordingly present for line of business reporting purposes, the domestic credit card business on a managed or lender basis, the resulting income statement line item differences between line of business results and our consolidated financial statements are included in All Other.

Noninterest expense within All Other included operating expenses of the Treasury unit of $60 million in 2003 and $57 million in 2002.

The following table presents financial information for the supporting business units of each of our principal lines of business.

	2003		2002		2001
In millions	Net Income/ (Loss)	Total Revenue	Net Income/ (Loss)	Total Revenue	Net Income/ (Loss)	Total Revenue

Personal Financial Services
Consumer Banking	$714	$3,175	$662	$3,105	$788	$3,410
Small Business	128	566	153	588	274	752
Credit Card	174	1,795	232	1,764	190	1,633

Total Personal Financial Services	1,016	5,536	1,047	5,457	1,252	5,795

National Commercial Financial Services
Specialized Finance	570	1,714	544	1,775	551	1,741
National Banking	256	860	222	810	321	1,005

Total National Commercial Financial Services	826	2,574	766	2,585	872	2,746

Regional Commercial Financial Services and Investment Management
Regional Commercial Financial Services	282	1,345	312	1,338	176	1,221
Investment Management	162	1,101	180	1,166	210	953

Total Regional Commercial Financial Services and Investment Management	444	2,446	492	2,504	386	2,174

International Banking
Brazil	119	565	120	553	225	729
Argentina	(69)	88	(559)	(301)	(512)	350
All Other International Banking	62	335	58	334	84	375

Total International Banking	112	988	(381)	586	(203)	1,454

Capital Markets
Fleet Specialist/Execution & Clearing	53	304	129	508	91	558
Principal Investing	(64)	(65)	(188)	(257)	(677)	(1,049)

Total Capital Markets	(11)	239	(59)	251	(586)	(491)

All Other	168	(245)	(341)	136	(753)	221
Discontinued Operations	43	na	(336)	na	(37)	na

FleetBoston Financial Corporation	$2,598	$11,538	$1,188	$11,519	$931	$11,899

na – not applicable

Note 19.    Fair Values of Financial Instruments

Fair value estimates are generally subjective in nature, and are made as of a specific point in time based on the characteristics of the financial instruments and relevant market information. Where available, quoted market prices are used. In other cases, fair values are based on estimates using present value or other valuation techniques. These techniques involve uncertainties and are significantly affected by the assumptions used and judgments made regarding risk characteristics of various financial instruments, discount rates, estimates of future cash flows, future expected loss experience and other factors. Changes in assumptions could significantly affect these estimates and the resulting fair values. Derived fair value estimates cannot necessarily be substantiated by comparison to independent markets and, in many cases, may not be realized in an immediate sale of the instrument.

Fair value estimates are based on existing financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Disclosure of fair values is not required for certain items, such as lease financing, investments accounted for under the equity method of accounting, obligations for pension and other postretirement benefits, premises and equipment, other real estate owned, prepaid expenses, core deposit intangibles and the value of customer relationships associated with certain types of consumer loans, particularly the credit card portfolio, other intangible assets and income tax assets and liabilities. Accordingly, the aggregate fair value amounts presented do not purport to represent, and should not be considered representative of, our underlying “market” or franchise value. In addition, because of differences in methodologies and assumptions used to estimate fair values, our fair values should not be compared to those of other financial institutions.

The following describes the methods and assumptions used in estimating the fair values of financial instruments.

Cash and Cash Equivalents.    The carrying amounts recorded in the balance sheet approximate fair values because maturities are less than 90 days.

Trading Assets and Liabilities.    Trading assets and liabilities are carried at fair value in the balance sheet. Values for trading securities are generally based on quoted, or other independent, market prices. Values for interest rate and foreign exchange products are based on quoted, or other independent, market prices, or are estimated using pricing models or discounted cash flows.

Securities Available for Sale and Held to Maturity.    Fair values are based primarily on quoted, or other independent, market prices. For certain debt and equity investments made in connection with the Principal Investing business that do not trade on established exchanges, and for which markets do not exist, estimates of fair value are based upon management’s review of the investee’s financial results, condition and prospects.

Loans.    The fair values of certain commercial and consumer loans are estimated by discounting the contractual cash flows using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. The carrying value of certain other loans approximates fair value due to the short-term and/or frequent repricing characteristics of these loans. For residential real estate loans, fair value is estimated by reference to quoted market prices. For nonperforming loans and certain loans where the credit quality of the borrower has deteriorated significantly, fair values are estimated by discounting expected cash flows at a rate commensurate with the risk associated with the estimated cash flows, based on recent appraisals of the underlying collateral or by reference to recent loan sales.

Deposits.    The carrying amount of deposits with no stated maturity or a maturity of less than 90 days is considered, by definition, to be equal to their fair value. Fair value of fixed-rate time deposits is estimated by discounting contractual cash flows using interest rates currently offered on the deposit products. Fair value for variable-rate time deposits approximates their carrying value. Fair value estimates for deposits do not include the benefit that results from the low-cost funding provided by the deposit liabilities compared to the cost of alternative forms of funding (core deposit intangibles).

Short-Term Borrowings.    Short-term borrowings generally mature in 90 days or less and, accordingly, the carrying amount recorded in the balance sheet approximates fair value.

Long-Term Debt.    The fair value of our long-term debt is estimated based on quoted market prices for the issues for which there is a market, or by discounting cash flows based on current rates available to us for similar types of borrowing arrangements.

Off-Balance Sheet Instruments.    Fair values for off-balance sheet instruments are estimated based on the amount we would receive or pay to execute a new agreement with identical terms, considering current interest rates and taking into account the remaining terms of the agreements and counterparties’ credit standing. Commitments to extend credit and letters of credit typically result in loans with a market interest rate when funded. The fair value of these instruments is based upon the estimated cost to terminate them or otherwise settle them with the counterparties at the reporting date.

The fair value of interest rate risk and foreign exchange risk management instruments is included within other assets and other liabilities.

Fair Values of Financial Instruments

December 31	2003		2002
In millions	Carrying Value	Fair Value	Carrying Value	Fair Value

On-balance sheet financial assets:
Financial assets for which carrying value approximates fair value	$14,143	$14,143	$13,992	$13,992
Trading assets	3,928	3,928	4,486	4,486
Securities	31,370	31,477	30,425	30,622
Loans(a)	112,030	114,646	102,334	103,674
Financial instruments included in other assets	7,434	7,434	8,810	8,810
On-balance sheet financial liabilities:
Deposits	137,764	138,048	125,814	126,335
Short-term borrowings	11,178	11,178	11,310	11,310
Trading liabilities	1,952	1,952	3,224	3,224
Long-term debt	17,557	18,441	20,581	21,345
Financial instruments included in other liabilities	640	640	477	477
Off-balance sheet financial instruments:
Commitments to extend credit and letters of credit	(140)	(140)	(152)	(152)

(a)	Excludes net book value of leases of $14.2 billion and $14.4 billion at December 31, 2003 and 2002, respectively.

Note 20.     Parent Company Financial Statements

The following tables present the statements of income, balance sheets and statements of cash flows of FleetBoston Financial Corporation, the parent company, without consolidation of its subsidiaries.

Statements of Income

Year ended December 31	2003	2002	2001
In millions

Dividends from subsidiaries:
Banking subsidiaries	$2,105	$1,255	$2,065
Other subsidiaries	10	122	330
Interest income	254	377	579
Other	150	13	189

Total income	2,519	1,767	3,163

Interest expense	578	658	762
Noninterest expense	74	(47)	85

Total expense	652	611	847

Income before income taxes and equity in undistributed income of subsidiaries	1,867	1,156	2,316
Applicable income tax benefit	(76)	(105)	(3)

Income before equity in undistributed income of subsidiaries	1,943	1,261	2,319
Equity in undistributed income/(loss) of subsidiaries	655	(73)	(1,388)

Net income	$2,598	$1,188	$931

Balance Sheets

December 31	2003	2002
In millions

Assets:
Cash and cash equivalents	$4,338	$3,980
Securities	6	14
Loans receivable from:
Banking subsidiaries	1,350	1,350
Other subsidiaries	4,583	4,953

	5,933	6,303
Investment in subsidiaries:
Banking subsidiaries	19,579	19,181
Other subsidiaries	1,187	1,055

	20,766	20,236
Other	1,484	1,452

Total assets	$32,527	$31,985

Liabilities:
Short-term borrowings	$1,173	$989
Accrued liabilities	1,833	1,445
Long-term debt(a)	11,241	12,718

Total liabilities	14,247	15,152

Stockholders’ equity	18,280	16,833

Total liabilities and stockholders’ equity	$32,527	$31,985

(a)	Included junior subordinated debentures payable to trusts of $3,257 million in 2003 and $3,441 million in 2002. Refer to Note 9 for more information concerning these debentures.

Statements of Cash Flows

Year ended December 31	2003	2002	2001
In millions

Cash flows from operating activities:
Net income	$2,598	$1,188	$931
Adjustments for noncash items:
Equity in undistributed (income)/loss of subsidiaries	(655)	73	1,388
Depreciation and amortization	—	1	16
Net securities loss	1	—	—
Increase in accrued liabilities	387	264	180
Other, net	118	(274)	312

Net cash flow provided by operating activities	2,449	1,252	2,827

Cash flows from investing activities:
Purchases of securities	—	—	(33)
Proceeds from sales and maturities of securities	3	6	21
Net decrease in loans made to affiliates	370	1,171	947
Return of capital from subsidiaries	—	—	250
Capital contributions to subsidiaries	(76)	(56)	(28)

Net cash flow provided by investing activities	297	1,121	1,157

Cash flows from financing activities:
Net increase/(decrease) in short-term borrowings	184	76	(439)
Proceeds from issuance of long-term debt	630	1,568	2,847
Repayments of long-term debt	(2,106)	(1,810)	(1,440)
Proceeds from issuance of common stock and exercise of warrants	407	78	422
Redemption and repurchase of common and preferred stock	—	—	(2,376)
Cash dividends paid	(1,503)	(1,482)	(1,463)

Net cash flow used in financing activities	(2,388)	(1,570)	(2,449)

Net increase in cash and cash equivalents	358	803	1,535

Cash and cash equivalents at beginning of year	3,980	3,177	1,642

Cash and cash equivalents at end of year	$4,338	$3,980	$3,177